UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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KIMCO REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FUTURE IN FOCUS

KIMCO™ REALTY

2020 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

We cordially invite you to attend the 2020 annual stockholders’ meeting of Kimco Realty Corporation, a Maryland corporation (the “Company”).

date:	April 28, 2020
time:	10:00 a.m. (local time)
place:	Online only at:
www.virtualshareholdermeeting.com/KIM2020
record date:	The close of business on March 4, 2020

At the 2020 annual meeting, stockholders as of the close of business on the record date will be asked to consider and vote upon the following matters, as more fully described in the Proxy Statement:

1	2	3	4	5
Election of eight directors to serve for a term ending at the 2021 annual meeting of stockholders and until their successors are duly elected and qualify	Advisory resolution to approve the Company’s executive compensation (“Say-on-Pay”) as described in the Proxy Statement	Ratification of the appointment of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020	Approval of the Company’s 2020 Equity Participation Plan	Such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof

All stockholders are cordially invited to attend the 2020 annual meeting, which will be conducted via a live webcast. The Company is excited to embrace the environmentally-friendly virtual meeting format, which it believes will enable increased stockholder attendance and participation. During this virtual meeting, you may ask questions and will be able to vote your shares electronically. You may also submit questions in advance of the 2020 annual meeting by visiting www.virtualshareholdermeeting.com/KIM2020. The Company will respond to as many inquiries at the 2020 annual meeting as time allows.

If you plan to attend the 2020 annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The 2020 annual meeting will begin promptly at 10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures.

YOUR VOTE IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize a proxy to vote your shares as soon as possible to ensure that your shares will be represented at the 2020 annual meeting.

By Order of the Board of Directors,

Bruce M. Rubenstein
Executive Vice President, General Counsel and Secretary
March 18, 2020

Important Notice Regarding Internet Availability of Proxy Materials

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our 2020 annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about March 18, 2020 and provide access to our proxy materials over the Internet, beginning on March 18, 2020, for the holders of record and beneficial owners of our Common Stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our annual report. The Notice of Internet Availability also instructs you on how you may authorize a proxy to vote your shares over the Internet.

500 North Broadway, Suite 201 Jericho, NY 11753-2128

2020 PROXY STATEMENT AT A GLANCE

The following executive summary is intended to provide a broad overview of the items that you will find elsewhere in this Proxy Statement. As this is only a summary, we encourage you to read the entire Proxy Statement for more information about these topics prior to voting.

Annual Meeting of Stockholders:		PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCES (for more detail)
date: time: place: record date:	April 28, 2020 10:00 a.m. (local time) Online only at: www.virtualshareholdermeeting. com/KIM2020 The close of business on March 4, 2020	Election of Directors	FOR EACH NOMINEE	17
		Advisory Resolution to Approve Executive Compensation	FOR	53
		Ratification of Independent Accountants	FOR	55
		Approval of 2020 Equity Participation Plan	FOR	56

PARTICIPATE IN THE ANNUAL MEETING

Due to the potential travel and community gathering impacts of the coronavirus outbreak (COVID-19), the Company is moving to an online format for the 2020 annual meeting. You can access the virtual annual meeting at the meeting time at www.virtualshareholdermeeting.com/KIM2020. By hosting the 2020 annual meeting online, the Company is able to communicate more effectively with its stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for both the Company and its stockholders. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting.

If you plan to attend the 2020 annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The 2020 annual meeting will begin promptly at 10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures.

6       Kimco Realty Corporation 2020 PROXY STATEMENT

DIRECTOR NOMINEES (PROPOSAL 1)

We are requesting that the stockholders elect the nominees for director listed below to serve until the 2021 annual meeting of stockholders and until their successors are duly elected and qualify. The Board of Directors recommends a vote FOR each nominee.

			Committee	Experience

Milton Cooper	91	1991
Philip E. Coviello	76	2008
Conor C. Flynn	39	2016
Frank Lourenso	79	1991
Colombe M. Nicholas	75	2011
Mary Hogan Preusse	51	2017
Valerie Richardson	61	2018
Richard B. Saltzman	63	2003

Member	Chair

Attendance: During 2019, each director nominee attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such director served. Mr. Saltzman attended 100% of all audit committee meetings after his appointment to the committee in May of 2019.

Kimco Realty Corporation 2020 PROXY STATEMENT       7

BOARD COMPOSITION

The following charts show the composition of the eight director nominees by age, tenure and gender. More information about our process for evaluating the composition of the Board and the role of diversity in recommending candidates for a director position can be found on page 26.

Age	Tenure	Gender

CORPORATE GOVERNANCE HIGHLIGHTS

INDEPENDENCE
We have an Executive Compensation Committee that is 100% independent. The Executive Compensation Committee engages its own compensation consultant and affirms each year that the consultant has no conflicts of interest and is independent.

NO HEDGING OR PLEDGING TRANSACTIONS
We have a policy prohibiting all directors and named executive officers (“NEOs”) from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, and collars) designed to hedge or offset any decrease in the market value of our equity securities. We also have a policy that prohibits directors and NEOs from using Common Stock in any pledging transactions.

COMPENSATION CLAWBACK POLICY
We may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful unlawful misconduct that materially contributed to the need to restate the Company’s financial results.

STOCK OWNERSHIP GUIDELINES
We have stock ownership guidelines for our directors and executive officers. As of December 31, 2019, each of the directors and executive officers satisfied his or her individual stock ownership requirement.

In January 2019, the Executive Compensation Committee approved a stock retention requirement for non-employee directors and executive officers who have not achieved the applicable stock ownership level. See page 23 for a detailed discussion of our stock ownership guidelines.

EXECUTIVE SEVERANCE PLAN
We maintain an executive severance plan with a “double trigger” change in control arrangement that covers certain of our NEOs. The executive severance plan does not provide for any gross-up payments for taxes.

STOCKHOLDER ENGAGEMENT
The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices.

During 2019, the Company met with approximately 42% of its top 50 stockholders (representing approximately 39% of the outstanding shares of our Common Stock). Topics discussed included our strategy and performance, board composition and structure, executive compensation program and sustainability initiatives. We solicited feedback from stockholders on these subjects and shared their responses with our Board of Directors.

8       Kimco Realty Corporation 2020 PROXY STATEMENT

BEST PRACTICE CORPORATE GOVERNANCE FEATURES

WHAT WE DO
✓DO maintain majority voting for the election of directors in uncontested elections
✓DO provide for annual election of all directors
✓DO align pay and performance with a significant majority of total compensation linked to the achievement of a balanced mix of Company and individual performance criteria tied to operational and strategic objectives established at the beginning of the performance period by the Executive Compensation Committee

✓DO deliver a substantial portion of the value of equity awards in performance shares—if our total stockholder return for a performance period is less than the minimum threshold level, no shares are earned or issued with respect to the performance period

✓DO maintain rigorous stock ownership guidelines for directors and NEOs
✓DO maintain a clawback policy
✓DO conduct annual assessments of compensation at risk
✓DO provide stockholders the right to amend the Bylaws
✓DO have an Executive Compensation Committee comprised solely of independent directors
✓DO retain an independent compensation consultant that reports directly to the Executive Compensation Committee and performs no other services for the Company
✓DO provide caps within annual and long-term incentive plan awards
✓DO provide continuing education for our Board
✓DO have an annual offsite strategic review by the Board with management

WHAT WE DON’T DO
✗NO compensation or incentives that encourage risk-taking reasonably likely to have a material adverse effect on the Company
✗NO tax gross-ups for any executive officers
✗NO “single-trigger” change in control cash or equity payments
✗NO re-pricing or buyouts of underwater stock options
✗NO hedging or pledging transactions involving our securities
✗NO guarantees of cash incentive compensation or of equity grants
✗NO employment contracts with executive officers
✗NO supermajority voting requirements
✗NO stockholder rights plan

Kimco Realty Corporation 2020 PROXY STATEMENT       9

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)

We are requesting that the stockholders approve, on a non-binding, advisory basis, the compensation of the NEOs as described in this Proxy Statement. The Board of Directors recommends a vote FOR Proposal 2 as it believes that the 2019 compensation decisions are consistent with key objectives of Kimco’s executive compensation program: to promote long-term performance through emphasis on the individual performances and achievements of our executive officers, commensurate with our business results, and to successfully execute our strategy to be the premier owner and operator of open-air and mixed-use shopping centers in the U.S. This proposal was supported by over 89% of the votes cast (which excludes abstentions and broker non-votes) in 2019. Please see the Compensation Discussion and Analysis, Summary Compensation Table for 2019 and other compensation tables and disclosures beginning on page 30 of this Proxy Statement for a full discussion of our executive compensation.

2019 PERFORMANCE HIGHLIGHTS

$340.0M	+49.8%	+3.0%
NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS	ANNUAL TOTAL SHAREHOLDER RETURN INCLUDING THE REINVESTMENT OF DIVIDENDS	INCREASE IN SAME PROPERTY NET OPERATING INCOME (“SAME PROPERTY NOI”)

+7.8M SF	+7.9%	+60	Basis Points
TOTAL PRO-RATA LEASING SQUARE FOOTAGE VOLUME	U.S. PRO-RATA CASH- BASIS RENTAL RATE LEASING SPREADS	INCREASE IN TOTAL PRO-RATA OCCUPANCY

See Annex A starting on page 65 for the definition of same property NOI and a reconciliation of net income available to the Company’s common shareholders to same property NOI. The increase in U.S. pro-rata cash-basis rental rate leasing spreads represents the difference between new rent and prior rent for the same spaces on all renewals, options, or new leases executed during 2019, subject to certain exclusions. Total pro-rata occupancy refers to our proportional ownership percentage being applied against properties in which we own less than a 100% interest.

10       Kimco Realty Corporation 2020 PROXY STATEMENT

2019 fiscal year highlights, bring the Company’s 2020 Vision, into focus:

2019 HIGHLIGHTS:

●Achieved an all-time high, total pro-rata occupancy of 96.4% as of December 31, 2019. This represented a 60-basis point increase from the 2018 year-end level. Pro-rata anchor occupancy for the Company also reached a record high of 98.9%, representing an increase of 150 basis points from the 2018 year-end level.

●Executed 1,265 leases totaling over 7.7 million square feet in 2019 and increased the Company’s pro rata annual base rent per square foot by 4%. Achieved pro-rata rental rate leasing spreads of 7.9% with rental rates for the new leases up 20.8% and renewals / options increasing 5.4%.

●Disposed of ownership interests in 32 properties and five land parcels totaling 4.8 million square feet for an aggregate gross sales price of $593.3 million. The Company’s share was $426.0 million. The dispositions completed in 2019 mark the end of the Company’s major disposition program. The Company also acquired three grocery-anchored parcels and increased its ownership interest in one existing property for a total of $34.0 million.

2019 HIGHLIGHTS:

●Produced net income available to the Company’s common shareholders of $340.0 million, or $0.80 per diluted share, for the year ended December 31, 2019 compared to $439.6 million, or $1.02 per diluted share, for the year ended December 31, 2018.

●Achieved funds from operations available to the Company’s common shareholders (“FFO”) as adjusted (non-GAAP) of $1.47 per diluted share for the full year 2019, representing a 1.4% increase from 2018 FFO as adjusted of $1.45 per diluted share.

●Generated a 3.0% increase in same property NOI for the year ended December 31, 2019.

●Produced total shareholder return, including dividend reinvestment, for the year 2019 of 49.8%.

●Generated net proceeds of $200.1 million through the issuance of 9.5 million shares of common stock at a weighted average net price of $21.03 per share under the Company’s ATM (At The Market) continuous offering program.

●Redeemed $175.0 million of 6.000% Class I, $175 million of 5.625% Class K and $225.0 million of 5.500% Class J Cumulative Redeemable Preferred Stock during the year 2019, improving the Company’s Net Debt and Preferred to EBITDA, as adjusted.

●Issued $350.0 million of 3.700% notes maturing October 2049, with an effective yield of 3.765%. As of December 31, 2019, the Company maintains one of the longest debt maturity profiles in the REIT industry at 10.6 years.

2019 HIGHLIGHTS:

●Completed Mills Station, the Signature SeriesTM ground-up development located in Owings Mills, MD. Additionally, completed 22 redevelopment projects during 2019, including the residential tower at Pentagon Centre located across the street from Amazon’s planned HQ2. The 22 projects totaled $312.2 million with a blended return of 7.6%.

●Obtained entitlements for future mixed-use projects. As of December 31, 2019, the Company has over 4,500 entitlements for apartment units, over 800 for hotel keys and over 1.2 million square feet for office space.

Kimco Realty Corporation 2020 PROXY STATEMENT       11

2019 COMPENSATION AWARDED

The table below summarizes the total compensation awarded to each NEO (see pages 30 through 49 of this Proxy Statement for further detail) with respect to 2019.

NAME	SALARY ($)	STOCK AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
Milton Cooper	750,000	1,818,654	1,214,720	23,462	3,806,836
Conor C. Flynn	1,000,000	3,250,511	2,657,200	40,856	6,948,567
Ross Cooper	575,000	2,015,499	911,040	23,308	3,524,847
Glenn G. Cohen	675,000	1,798,812	986,960	23,901	3,484,673
David Jamieson	550,000	2,015,531	911,040	19,324	3,495,895

SIGNIFICANT PORTION OF PAY IS PERFORMANCE-BASED & AT RISK*

Consistent with our executive compensation program, the significant majority of the total compensation awarded with respect to 2019 for our CEO, Mr. Flynn, and all other NEOs was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below. See page 33 for a discussion of the components of our executive compensation program.

* Amounts are based on the Summary Compensation Table on page 41.

12       Kimco Realty Corporation 2020 PROXY STATEMENT

ENVIRONMENTAL, SOCIAL AND GOVERNANCE PROGRAM

The Company is focused on building a thriving and viable business, one that succeeds by delivering long-term value for our stockholders. The Company’s Environmental, Social and Governance (“ESG”) program is aligned with its core business strategy of creating destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders. David Jamieson, the Company’s Executive Vice President and Chief Operating Officer, is responsible for overseeing the implementation of program initiatives on a daily basis, and Conor Flynn, the Company’s CEO, receives monthly updates on program progress and oversees the implementation of all enterprise initiatives in this area. The individual component of each of Mr. Jamieson’s and Mr. Flynn’s 2019 annual bonus includes an assessment of his individual contributions towards the ESG program.

In 2019, the Company established an ESG Steering Committee, a cross-functional and diverse committee comprised of employee representatives throughout the Company to plan and coordinate the execution of the ESG program. The ESG Steering Committee meets on a monthly basis and is responsible for recommending strategic priorities and goals to Executive Management and the Board of Directors on a quarterly basis. The Executive Compensation Committee is responsible to review and monitor (i) the development and implementation of goals established for the ESG program, (ii) the development of metrics to gauge progress toward the achievement of those goals, and (iii) the Company’s progress against those goals. The four pillars of our ESG program are:

●	Embrace the Future of Retail: Foster a sense of place at our shopping centers, creating people-centered properties that are more convenient and accessible

●	Engage Our Local Communities: Make a positive impact and be known in the communities where we operate and live

●	Lead in Operations and Resiliency: Maximize efficiency of operations and protect our assets from disruption including by climate and security-related disruptions

●	Foster an Engaged, Inclusive and Ethical Team: Cultivate high levels of employee satisfaction and improve diversity of management

During 2019, the Company was recognized for its commitment to ESG principles. The Company was cited by the Global Real Estate Sustainability Benchmark earning the distinguished Green Star designation for a sixth consecutive year. In addition, the Company was included in the Dow Jones Sustainability Index for the fifth consecutive year. In 2019, the Company was named for the first time to the Russell “FTSE4Good” Index Series, received one of the leading ESG scores for the real estate industry from Institutional Investor Services (ISS) and was presented with the NAREIT Leader in the Light Award, a top honor among the Company’s peers. Additionally, in 2019, the Company received its second consecutive “Great Place to Work” certification honoring the culture it provides to employees on a daily basis. We promote a true “open door” environment in which all feedback and suggestions are welcome. We conduct regular interactive training, so employees have clarity with respect to our values and the type of company we are. Through third-party, anonymous survey tools, we poll our associates regularly to learn how we can be even better, and a number of our programs today are a result of the valuable input they’ve offered.

ESG Disclosure Roadmap
Kimco is committed to best-in-class ESG disclosure. Detailed information on ESG program governance and performance can be found in three primary locations:

Annual Report/10-K Summarizes ESG program priorities and material risk disclosures.	Proxy Statement Summarizes corporate governance practices, including how the Board and management are engaged in ESG program strategy, governance and accountability.	Corporate Responsibility Report Based on the Global Reporting Initiative (GRI) standard, summarizes environmental and social performance.

Kimco Realty Corporation 2020 PROXY STATEMENT       13

RATIFICATION OF INDEPENDENT ACCOUNTANTS (PROPOSAL 3)

We are requesting that the stockholders ratify the appointment of the Company’s independent registered public accounting firm for the year ending December 31, 2020. The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.

TYPE OF FEES	2019	2018
Audit Fees(1)	$1,826,532	$1,689,988
Audit-Related Fees(2)	$550,000	-
Tax Fees	-	-
All Other Fees(3)	$2,700	$2,700
Total	$2,379,232	$1,692,688

(1)Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2019 and 2018 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2019 and 2018, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2)Audit-Related Fees consisted of fees billed for audit procedures relating to the implementation of the Company’s new operating and accounting software system.
(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

APPROVAL OF THE 2020 EQUITY PARTICIPATION PLAN (PROPOSAL 4)

We are requesting that the stockholders approve the adoption of the Kimco Realty Corporation 2020 Equity Participation Plan (the “2020 Plan”), which is a successor to the Restated Kimco Realty Corporation 2010 Equity Participation Plan (the “Existing Plan” or the “2010 Equity Participation Plan”). The Board of Directors approved the 2020 Plan on March 10, 2020, subject to stockholder approval.

The Board of Directors recommends a vote FOR the approval of the adoption of the 2020 Plan, as it believes that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders.

The Existing Plan expired in March 2020. Accordingly, unless the 2020 Plan is approved, we will not be able to continue making equity compensation grants to our employees, consultants and non-employee directors.

HIGHLIGHTS OF THE 2020 EQUITY PARTICIPATION PLAN PROPOSED AMENDMENTS

14       Kimco Realty Corporation 2020 PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS to be held on April 28, 2020

We are providing you with this Proxy Statement in connection with the solicitation of proxies to be exercised at the 2020 Annual Meeting of Stockholders (the “Meeting”) of Kimco Realty Corporation, a Maryland corporation. Due to the potential travel and community gathering impacts of the coronavirus outbreak (COVID-19), the Company is moving to an online format for the 2020 annual meeting. You can access the virtual annual meeting at the meeting time at www.virtualshareholdermeeting.com/KIM2020. By hosting the 2020 annual meeting online, the Company is able to communicate more effectively with its stockholders, enable increased attendance and participation from locations around the world, reduce costs and increase overall safety for both the Company and its stockholders. This approach also aligns with the Company’s broader sustainability goals. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. If you plan to attend the 2020 annual meeting online, you will need the 16-digit control number included in your Notice, on your proxy card or on the instructions that accompany your proxy materials. The 2020 annual meeting will begin promptly at 10:00 a.m. (Eastern Time). Online check-in will begin at 9:30 a.m. (Eastern Time), and you should allow ample time for the online check-in procedures. This Proxy Statement contains important information regarding the Meeting, the proposals which you are being asked to consider and vote upon, information you may find useful in determining how to vote, and information about voting procedures. As used in this Proxy Statement, “we,” “us,” “our,” “Kimco” or the “Company” refers to Kimco Realty Corporation.

This solicitation is made by the Company on behalf of the Board of Directors of the Company (the “Board of Directors” or the “Board”). Costs of this solicitation will be borne by the Company. Directors, officers, employees and agents of the Company and its affiliates may also solicit proxies by telephone, fax, e-mail or personal interview. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to stockholders. The Company will pay fees of approximately $12,000 to Alliance Advisors, L.L.C. for soliciting proxies on behalf of the Company.

Holders of our common stock, par value $0.01 per share (“Common Stock”), at the close of business on March 4, 2020, the record date, may (virtually) attend and vote at the Meeting. We refer to the holders of our Common Stock as “stockholders” throughout this Proxy Statement. Each stockholder is entitled to one vote for each share of Common Stock held as of the close of business on the record date. At the close of business on the record date there were 432,509,500 shares of Common Stock issued and outstanding. The presence at the Meeting, in person (virtually) or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the transaction of business at the Meeting.

If you received your proxy materials by mail, you should have received a proxy card enclosed with the Proxy Statement. Stockholders can vote in person (virtually) at the Meeting or by authorizing a proxy. There are three ways to authorize a proxy to vote your shares:

BY TELEPHONE - Stockholders located in the United States who received proxy materials by mail can authorize a proxy by telephone by calling 1-800-690-6903 and following the instructions on the enclosed proxy card;

BY INTERNET - Stockholders can authorize a proxy over the Internet at www.proxyvote.com by following the instructions on the enclosed proxy card or Notice of Internet Availability (as defined on the next page); or

BY MAIL - Stockholders who received proxy materials by mail can authorize a proxy by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet authorization methods for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (local time) on April 27, 2020.

VOTING INSTRUCTIONS

If your shares are held in the name of a bank, broker or other holder of record (in “street name”), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet proxy authorization also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person (virtually) at the Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card in order to vote.

Kimco Realty Corporation 2020 PROXY STATEMENT       15

If you authorize a proxy to vote your shares, the individuals named on the proxy card or authorized by you by telephone or Internet (your “proxies”) will vote your shares in the manner you indicate. If you sign and return the proxy card or authorize your proxies by telephone or Internet without indicating your instructions, your shares will be voted as follows:

FOR the election of all nominees for director (see Proposal 1); FOR the resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation (see Proposal 2); FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 (see Proposal 3); FOR the approval of the adoption of the 2020 Plan (see Proposal 4); and in the discretion of the proxy holder on any other matter that may properly come before the Meeting.

To be voted, proxies must be filed with the Secretary of the Company prior to the Meeting. Proxies may be revoked at any time before exercise at the Meeting (i) by filing a notice of such revocation with the Secretary of the Company, (ii) by filing a later-dated proxy with the Secretary of the Company or (iii) by voting in person (virtually) at the Meeting. Virtual attendance at the Meeting alone will not be sufficient to revoke a previously authorized proxy.

If you own shares through a broker or other nominee in street name, you may instruct your broker or other nominee as to how to vote your shares. A “broker non-vote” occurs when you fail to provide a broker or other nominee with voting instructions and a broker or other nominee does not have the discretionary authority to vote your shares on a particular matter because the matter is not a routine matter under the New York Stock Exchange (“NYSE”) rules. Broker non-votes and abstentions will be counted for purposes of calculating whether a quorum is present at the Meeting. The vote required for each proposal is listed below:

	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED
PROPOSAL 1	Election of eight directors	Majority of the votes cast with respect to a nominee	No
PROPOSAL 2	Resolution to approve, on a non-binding, advisory basis, the Company’s executive compensation	Majority of the votes cast on the Proposal	No
PROPOSAL 3	Ratification of the appointment of the Company’s auditor for the year ending December 31, 2020	Majority of the votes cast on the Proposal	Yes
PROPOSAL 4	Approval of the adoption of the 2020 Equity Participation Plan	Majority of the votes cast on the Proposal	No

With respect to Proposal 1, you may vote FOR, AGAINST or ABSTAIN for each nominee. If you ABSTAIN from voting on Proposal 1, the abstention will have no effect because it will not be a vote cast. The nominees receiving a majority of the votes cast will be elected as directors (i.e., the number of votes cast for a nominee must exceed the number of votes against that nominee).

With respect to Proposals 2, 3 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 2 or Proposal 3, the abstention will have no effect because it will not be a vote cast. However, because stockholder approval of the 2020 Plan is required under NYSE rules and because the NYSE treats abstentions as votes cast, if you ABSTAIN from voting on Proposal 4, the abstention will have the effect of a vote against such proposal.

The U.S. Securities and Exchange Commission’s rules permit us to deliver a single Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or single set of Meeting materials to one address shared by two or more of our stockholders. We have delivered only one Notice of Internet Availability, Proxy Statement or annual report, as applicable, to multiple stockholders who share an address, unless we received contrary instructions from any of the impacted stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, to any stockholder at a shared address to which a single copy of those documents was delivered. In the future, if you prefer to receive separate copies of the Notice of Internet Availability, Proxy Statement or annual report, as applicable, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at 51 Mercedes Way, Edgewood, NY 11717, Attention: Householding Department. If you are currently a stockholder sharing an address with another stockholder and are receiving more than one Notice of Internet Availability, Proxy Statement or annual report, as applicable, and wish to receive only one copy of future Notices of Internet Availability, proxy statements or annual reports, as applicable, for your household, please contact Broadridge at the above phone number or address.

16       Kimco Realty Corporation 2020 PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

The Company’s Bylaws (the “Bylaws”), provide that all directors be elected at each annual meeting of stockholders. Our Board of Directors is currently comprised of eight directors, all of which are standing for election at the Meeting. If authorized, and unless otherwise noted by the authorizing stockholder, the persons named as proxies in the accompanying form of proxy intend to vote in favor of the election of each of the eight nominees for director designated below, with each to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. It is expected that each of these recommended nominees will be able to serve, but if any such nominee is unable to serve, the proxies may vote for another person recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors or the Board of Directors may reduce the number of directors to be elected at the Meeting.

INFORMATION REGARDING NOMINEES

The members of our Board of Directors provide a broad combination of experience and backgrounds that enable the Board to lead and advise Kimco on its most crucial matters. Each of our directors has a distinguished record of leadership positions and decades of experience exercising responsible, prudent judgment in highly competitive businesses. We believe that each of our Board members offers comprehensive, strategic insights into Kimco’s competitive position based on their individual backgrounds enabling them to provide input on central issues of strategy and to oversee its execution by management. This includes directors with longstanding institutional experience with Kimco and in the REIT and retail industries as well as directors who have joined our Board more recently and who bring new perspectives. The members of our Board individually have a proven record of collaboration in successfully implementing business practices, and the Board collectively represents a diversity of intellectual and experiential backgrounds, with complementary skills and professional training.

MILTON COOPER Co-Founder, Executive Chairman Age: 91 Director Since: 1991

Milton Cooper is the Executive Chairman of the Board of Directors of the Company. Mr. Cooper served as the Chairman of the Board of Directors and CEO of the Company from November 1991 to December 2009. In addition, Mr. Cooper was Director and President of the Company for more than five years prior to November 1991. In 1960, Mr. Cooper, along with a partner, founded the Company’s predecessor. Mr. Cooper led the Company through its initial public offering and growth over the past five decades. In addition, Mr. Cooper received a National Association of Real Estate Investment Trusts (“NAREIT”) Industry Leadership Award for his significant and lasting contributions to the REIT industry. Mr. Cooper is also a Director at Getty Realty Corporation. Mr. Cooper holds degrees from City College in New York and Brooklyn Law School.

Key experience and qualifications to serve on the Board of Directors include:

●	Mr. Cooper co-founded the Company and helps maintain the Company’s continuing commitment to its core values of integrity, creativity and stability. Mr. Cooper’s service on the Board of Directors allows the Company to preserve its distinctive culture and history.
●	Mr. Cooper’s reputation within the NAREIT community and among the Company’s business partners contributes significantly to the Company’s continued leadership in the REIT industry.
●	Mr. Cooper’s ability to communicate, encourage and foster diverse discussions of the Company’s business, together with his five decades of executive leadership experience, make Mr. Cooper a highly effective Executive Chairman of the Board of Directors.

Kimco Realty Corporation 2020 PROXY STATEMENT       17

PHILIP E. COVIELLO Director (Non-Management), Chair of Audit Committee Age: 76 Director Since: 2008

Philip E. Coviello has been a Director of the Company since May 2008. Mr. Coviello serves as the Chair of the Audit Committee and as a member of the Executive Compensation and Nominating and Corporate Governance Committees. Mr. Coviello was a partner at Latham & Watkins LLP, an international law firm, until his retirement from that firm in 2003. In addition, since 1996, Mr. Coviello has been a Director of Getty Realty Corporation, where he serves as Chair of the Audit Committee and is a member of its Compensation and Nominating/Corporate Governance Committees. Mr. Coviello holds an A.B. from Princeton University, an L.L.B. from the Columbia University School of Law and an M.B.A. from the Columbia University School of Business.

Key experience and qualifications to serve on the Board of Directors include:

●	35 years of experience counseling boards of directors and senior management as a corporate lawyer on a wide range of corporate governance, regulatory compliance and other issues that affect public companies.
●	Decades of experience as both issuers’ and underwriters’ counsel in capital markets transactions and heavy involvement in the presentation and analysis of hundreds of audited financial statements, pro forma financial statements and SEC filings, including representing the Company in its initial public offering.
●	Mr. Coviello’s contributions to the Company’s Audit Committee are bolstered by his service as Chair of the Audit Committee of Getty Realty Corporation.

CONOR C. FLYNN Chief Executive Officer and Director Age: 39 Director Since: 2016

Conor C. Flynn has been the CEO of the Company since January 2016. Mr. Flynn joined the Company in 2003 as an asset manager and has held a variety of senior leadership roles with the organization including President, Chief Operating Officer, Chief Investment Officer and President, Western Region. Mr. Flynn holds a B.A. from Yale University and a Master’s in Real Estate Development from Columbia University. Mr. Flynn is a licensed real estate broker in California, and a member of NAREIT, the Real Estate Roundtable, the Urban Land Institute (“ULI”) and the International Council of Shopping Centers (“ICSC”).

Key experience and qualifications to serve on the Board of Directors include:

●	Mr. Flynn’s leadership roles during his 17 years at the Company, including as President, Chief Operating Officer, Chief Investment Officer, President of the Western Region and as a member of the corporate leadership team and Investment Committee, provides Mr. Flynn with extensive knowledge and understanding of the Company and current industry and market trends.
●	Mr. Flynn’s role as Chief Executive Officer, together with his broad leadership experience and successful team-building efforts at the Company, provide unique insights into strategic and operational issues that the Company faces.
●	Mr. Flynn’s extensive operational background, together with his vision and demonstrated leadership results, aligns with the Company’s long-term objectives to adapt to the retail landscape of today through the redevelopment of assets to their highest and best use, in major metropolitan markets.

18       Kimco Realty Corporation 2020 PROXY STATEMENT

FRANK LOURENSO Director (Non-Management) Chair of Executive Compensation Committee Age: 79 Director Since: 1991

Frank Lourenso has been a Director of the Company since December 1991. Mr. Lourenso serves as the Chair of the Executive Compensation Committee and as a member of the Audit and Nominating and Corporate Governance Committees. Mr. Lourenso was an Executive Vice President of JPMorgan Chase & Co. (“J.P. Morgan,” and successor by merger to The Chase Manhattan Bank and Chemical Bank, N.A.) from 1990 until his retirement in June 2013. Mr. Lourenso was a Senior Vice President of J.P. Morgan for more than five years prior to 1990. Mr. Lourenso holds a B.B.A. and an M.B.A. from Baruch College.

Key experience and qualifications to serve on the Board of Directors include:
●

Executive Vice President of J.P. Morgan, one of the world’s leading financial services firms with global scale and reach, bringing to the Board of Directors the perspective of a financial executive with exposure to a wide array of economic, social and corporate governance issues.

●	Extensive experience with capital markets matters in the real estate industry and a key contributor to the Board of Directors’ strategic liquidity and capital discussions.
●	Expertise in management oversight and financial matters relating to complex global organizations.

COLOMBE M. NICHOLAS Director (Non-Management) Age: 75 Director Since: 2011

Colombe M. Nicholas has been a Director of the Company since May 2011. Ms. Nicholas is currently a member of the Executive Compensation and Nominating and Corporate Governance Committees. From 2002 to January 2018, Ms. Nicholas served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., where she focused on identifying expansion opportunities and providing growth advice to companies. Ms. Nicholas’ retail experience includes Bonwit Teller, Bloomingdale’s and R.H. Macy. From the 1980s to 2000, Ms. Nicholas has served as President and CEO of Anne Klein Group, President and CEO of the Orr Felt Company, President and COO of Giorgio Armani Fashion Corporation and President and CEO of Christian Dior New York. While at Christian Dior New York, Ms. Nicholas led sales growth from $125 million to $425 million. Ms. Nicholas has previously served on the Board of Directors of Oakley, Inc., The Mills Corporation, Tandy Brands and Herbalife Ltd. Ms. Nicholas holds a B.A. from the University of Dayton, a J.D. from the University of Cincinnati College of Law and an honorary doctorate in business administration from Bryant College of Rhode Island.

Key experience and qualifications to serve on the Board of Directors include:
●	Over 15 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers.
●

Experience as President and CEO at major licensing, apparel and accessory manufacturing corporations provides insight into management’s day to day actions and responsibilities related to sales of those products.

●	Experience through service on other public company boards of directors and knowledge of corporate governance best practices in publicly traded companies in today’s business environment.

Kimco Realty Corporation 2020 PROXY STATEMENT       19

MARY HOGAN PREUSSE Lead Director (Non-Management) Chair of Nominating & Corporate Governance Committee Age: 51 Director Since: 2017

Mary Hogan Preusse has been a Director of the Company since February 2017. Ms. Hogan Preusse currently serves as the Lead Independent Director, the Chair of the Nominating and Corporate Governance Committee and a member of the Audit and Executive Compensation Committees. Ms. Hogan Preusse retired from APG Asset Management US Inc., a leading manager of pension assets, in May 2017. She joined APG’s predecessor in 2000 as a senior portfolio analyst and portfolio manager, and served from January 2008 to May 2017 as Managing Director and co-head of Americas Real Estate for APG Asset Management US Inc. She also served on the Executive Board of APG Asset Management US Inc. from 2008 until 2017. Prior to joining APG, Ms. Hogan Preusse spent eight years as a sell-side analyst covering the REIT sector and began her career at Merrill Lynch as an investment banking analyst. Ms. Hogan Preusse currently serves on the boards of directors of Digital Realty Trust, Inc., Host Hotels & Resorts, Inc. and VEREIT, Inc. In May 2017, Ms. Hogan Preusse founded Sturgis Partners LLC, which provides consulting, investment and advisory services related to the public (listed) real estate industry. In 2015, she was the recipient of NAREIT’s E. Lawrence Miller Industry Achievement Award for her contributions to the REIT industry. She is also a member of the International Council of Shopping Centers and serves on the Investor Advisory Council and the Dividends Through Diversity and Inclusion Initiative’s Steering Committee for NAREIT. Ms. Hogan Preusse holds an A.B. in Mathematics from Bowdoin College in Brunswick, Maine and has served as a member of Bowdoin’s Board of Trustees since 2012.

Key experience and qualifications to serve on the Board of Directors include:
●	Significant experience in the REIT industry, including over 25 years of REIT financial statement analysis and underwriting and as a frequent panelist and speaker at industry conferences.
●	Experience managing all of APG’s public real estate investments in North and South America, with approximately $13 billion in assets under management at the time of her announced departure from APG.
●	Extensive experience interfacing with management and directors of publicly traded REITs to discuss matters of governance and compensation during her career in asset management.

VALERIE RICHARDSON Director (Non-Management) Age: 61 Director Since: 2018

Valerie Richardson has been a Director of the Company since June 2018. Ms. Richardson is currently a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Ms. Richardson is the Vice President of Real Estate for The Container Store, Inc. Prior to joining The Container Store in the fall of 2000, Ms. Richardson was Senior Vice President – Real Estate and Development for Ann Taylor, Inc., the specialty women’s apparel retailer, where she administered the company’s store expansion strategy for Ann Taylor and Ann Taylor Loft. Before Ann Taylor, Ms. Richardson was Vice President of Real Estate and Development of Barnes & Noble, Inc., the country’s largest bookselling retailer. Prior to Barnes & Noble, Ms. Richardson was a Partner in the Shopping Center Division of the Dallas-based developer, Trammell Crow Company. Since 2004, she has been a member of the Board of Trustees of the International Council of Shopping Centers (ICSC”). She was elected ICSC Chairman for the 2018-2019 term as the first Chairman associated with a retail company. Ms. Richardson previously served on the Board of the ICSC Foundation from 2011 to 2019. Ms. Richardson served as a Trustee at Baylor Scott & White Medical Center – Plano from 2010 to 2016. Ms. Richardson holds an M.B.A. in Real Estate from the University of North Texas and a B.S. in Education from Texas State University.

Key experience and qualifications to serve on the Board of Directors include:
●

Over 35 years of experience in the retail industry in various executive positions provides familiarity and a broad understanding of the operation of retail shopping centers, retail operations and real estate strategy.

●

Involvement in and leadership of the ICSC, a 65,000+ member, professional trade association, provides experience and prospective on industry best practices and public and private retailer and real estate company performance both domestically and internationally.

●

Experience through service as a trustee and head of the Quality Committee at Baylor & White Medical Center – Plano provides corporate governance knowledge and extensive time interfacing with management and directors.

20       Kimco Realty Corporation 2020 PROXY STATEMENT

RICHARD B. SALTZMAN Director (Non-Management) Age: 63 Director Since: 2003

Richard B. Saltzman has been a Director of the Company since July 2003. Mr. Saltzman is a member of the Audit, Executive Compensation and Nominating and Corporate Governance Committees. Mr. Saltzman currently serves as Chairman of the Board of Colony Credit Real Estate Inc. (NYSE: CLNC) and previously served as a director, President and Chief Executive Officer of Colony Capital, Inc. (NYSE: CLNY) from 2015 to 2018. Prior to joining various predecessors of Colony Capital in 2003, Mr. Saltzman spent 24 years in the investment banking business, most recently as a Managing Director and Vice Chairman of Merrill Lynch’s investment banking division. Mr. Saltzman holds a B.A. from Swarthmore College and an M.S. from Carnegie Mellon University.

Key experience and qualifications to serve on the Board of Directors include:
●	More than 40 years of experience in real estate, including investing as a principal and as an investment manager, capital markets and investment banking.
●	Significant experience with REITs, including initial public offerings, other capital markets products and mergers and acquisitions.
●	More than 30 years of direct experience interacting in various capacities with the Company.

VOTE REQUIRED
Nominees for director shall be elected by a majority of the votes cast in person (virtually) or by proxy at the Meeting. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES SET FORTH IN THIS PROXY STATEMENT.

Kimco Realty Corporation 2020 PROXY STATEMENT       21

GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS

TERM OF OFFICE
All directors of the Company elected at the Meeting will serve terms ending at the 2021 annual meeting of stockholders and until their respective successors are duly elected and qualify.

ATTENDANCE AT BOARD OF DIRECTORS, COMMITTEE MEETINGS AND 2019 ANNUAL MEETING.
The Board of Directors met six times in person or telephonically in 2019. During 2019, each director nominee attended 100% of the aggregate of the total meetings of the Board and of the committees of the Board on which such person served. Mr. Saltzman attended 100% of the audit committee meetings after his appointment to the committee in May of 2019. The Company encourages directors to attend each annual meeting of stockholders, and all of the directors were in attendance at the 2019 Annual Meeting of Stockholders held on April 30, 2019. Our director attendance policy is included in our Corporate Governance Guidelines, which are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them.

COMMUNICATIONS WITH DIRECTORS
The Audit Committee and the non-management directors welcome anyone who has a concern about the Company’s conduct or policies, or any employee who has a concern about the Company’s accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee. Such communications may be confidential or anonymous, and may be submitted in writing to the Board of Directors, the Lead Independent Director, the non-management directors or the Audit Committee by sending a letter by mail addressed to the Board of Directors, the Lead Independent Director, the non-management directors or the Chair of the Audit Committee, as applicable, c/o Secretary of the Company, Kimco Realty Corporation, 500 North Broadway, Suite 201, Jericho, NY, 11753-2128. The Board of Directors has designated its Lead Independent Director to review these communications and present them to the entire Board of Directors or forward them to the appropriate directors. In addition, the Company maintains an Ethics Helpline, as further discussed in the Company’s Code of Conduct, which allows employees and contractors to submit concerns anonymously via phone or the Internet.

DIRECTOR INDEPENDENCE

Our Board of Directors has adopted a formal set of categorical independence standards for directors. These categorical standards specify the criteria by which the independence of our directors will be determined, including guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm. These categorical standards meet, and in some areas exceed, the listing standards of the NYSE. The Board of Directors’ categorical standards are available along with our Corporate Governance Guidelines on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests them. In accordance with these categorical standards and the NYSE listing standards, the Board of Directors undertook its annual review of the independence of its directors on January 28, 2020. During this review, the Board of Directors considered transactions and relationships between each director or members of his or her immediate family and the Company. The Board of Directors also considered whether there were any transactions or relationships between directors or members of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder).

The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

As a result of this review, the Board of Directors affirmatively determined that the following directors are independent of the Company and its management under the standards set forth in the categorical standards and the NYSE listing standards:

Philip E. Coviello	Mary Hogan Preusse
Frank Lourenso	Valerie Richardson
Colombe M. Nicholas	Richard B. Saltzman

In making these determinations, the Board of Directors considered the relationships and transactions described under the caption “Certain Relationships and Related Transactions” beginning on page 50.

In addition, none of the independent directors’ family members serves as an executive officer, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, of the Company.

22       Kimco Realty Corporation 2020 PROXY STATEMENT

CORPORATE GOVERNANCE

BOARD LEADERSHIP STRUCTURE
The Board of Directors has separated the roles of the Executive Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Executive Chairman of the Board of Directors provides guidance to the CEO, establishes the agenda for Board of Directors meetings in consultation with the CEO and presides over meetings of the full Board of Directors. Because Mr. Cooper, the Executive Chairman, is an employee of the Company and is, therefore, not “independent,” the Board of Directors appointed Mary Hogan Preusse, as Lead Independent Director to preside at all executive sessions of “non-management” directors, as defined under the NYSE Listed Company Manual.

LEAD INDEPENDENT DIRECTOR
The Lead Independent Director is elected by the other independent directors and presides at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors which typically occur after each in-person Board meeting. The Lead Independent Director encourages and facilitates active participation of all directors and serves as a liaison between management and the other independent directors. The Lead Independent Director also has the authority to call meetings of the independent directors, monitors and coordinates with management on corporate governance, environmental and social issues and developments, and approves meeting agendas and the information sent to the Board of Directors, including the quality, quantity and timeliness of such information.

STOCKHOLDER ENGAGEMENT
The Board of Directors believes that accountability to stockholders is a mark of good corporate governance and is critical to the Company’s success. The Company regularly communicates with its stockholders throughout the year to better understand their views on a range of topics and to provide perspective on the Company’s corporate governance policies and practices. In addition, the Company annually publishes a Corporate Responsibility Report to highlight and update the Company’s ESG practices.

During 2019, the Company met with approximately 42% of its top 50 stockholders (representing approximately 39% of the outstanding shares of our Common Stock). Topics discussed included our strategy and performance, board composition and structure, executive compensation program and sustainability initiatives. We solicited feedback from stockholders on these subjects and reported their responses to our Board of Directors.

STOCK OWNERSHIP GUIDELINES
The Board of Directors adopted revised stock ownership guidelines in July 2012 for non-employee directors and executive officers that require each non-employee director and executive officer to own shares of our Common Stock.

Under the guidelines, all current non-employee directors and executive officers must own shares of our Common Stock with a value equal to a certain multiple of his or her annual Board of Directors retainer or base salary. Please refer to the table below for the applicable multiple. Equity interests that count towards the satisfaction of the ownership guidelines include shares owned outright, shares jointly owned, restricted shares and shares held in a 401(k) retirement plan. Directors and executive officers have five years from the date they become a member of the Board of Directors or an executive officer to meet the ownership levels.

In January 2019, the Executive Compensation Committee approved a stock retention requirement for non-employee directors and executive officers. Non-employee directors and executive officers who have not achieved the applicable stock ownership threshold must hold all net-settled shares (after payment of withholding taxes, transaction costs and the exercise price for options, as applicable) until he or she meets the applicable stock ownership threshold. All of our directors and executive officers are currently in compliance with the stock ownership requirements.

COVERED PERSON	MULTIPLE OF SALARY / RETAINER
Executive Chairman	5x
Non-Employee Director	5x
Chief Executive Officer	5x
President	3x
Chief Operating Officer	3x
Chief Financial Officer	2x

DIRECTOR CONTINUING EDUCATION
The Company maintains a formal program of continuing education for directors. In 2019, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as ethical conduct and cyber security, including issues applicable to particular committees of the Board of Directors. These sessions included detailed presentations on these matters and discussions on each of the covered topics.

CLAWBACK POLICY
The Company may seek repayment of cash and equity incentive compensation paid to NEOs in the event of a material misstatement of the Company’s financial results where an NEO engaged in actual fraud or willful or unlawful misconduct that materially contributed to the need to restate. When the Executive Compensation Committee of the Board of Directors determines that these circumstances exist, the Executive Compensation Committee may direct the Company to recover the after-tax portion of the difference between the compensation actually paid or awarded and the compensation calculated using the restated financial statements, based upon the Executive Compensation Committee’s view of all relevant facts and circumstances and the best interests of the Company.

Kimco Realty Corporation 2020 PROXY STATEMENT       23

RISK OVERSIGHT
Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk for the Company. Our Board of Directors administers its risk oversight function with respect to our operating risk as a whole and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit, Executive Compensation and Nominating and Corporate Governance Committees to oversee selected elements of risk:

●	Our Audit Committee selects and engages our independent registered public accounting firm and oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting and the independence of the auditor of the Company. The Audit Committee receives a risk and internal controls assessment report from the Company’s internal auditors on at least an annual basis and more frequently as appropriate, assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also reviews and monitors our compliance programs, including the whistleblower program and whistleblower helpline with respect to financial reporting and other matters and oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area have direct access to the Board of Directors, and our Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk. The Audit Committee also oversees risk by working with management to review quarterly, or on an as needed basis, cybersecurity risk mitigation policies and initiatives as well as a code of conduct designed to support the highest standards of business ethics.

●	Our Executive Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives to support an appropriate level of risk-taking behavior consistent with the Company’s business strategy and stockholder interests.

●	Our Nominating and Corporate Governance Committee oversees governance related risks by working with management to establish corporate governance guidelines applicable to the Company, including recommendations regarding director nominees, the determination of director independence, Board of Directors leadership structure and membership on Board of Directors committees.

Our Board of Directors and committees’ risk oversight responsibilities are discussed further in “Committees of the Board of Directors” below.

COMMITTEES OF THE BOARD OF DIRECTORS

The following table identifies the current committee chairs and members:

		AUDIT COMMITTEE	EXECUTIVE COMPENSATION COMMITTEE	NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Independent Directors	Philip E. Coviello	C	●	●
	Frank Lourenso	●	C	●
	Colombe M. Nicholas		●	●
	Mary Hogan Preusse	●	●	C
	Valerie Richardson	●	●	●
	Richard B. Saltzman	●	●	●

Management Directors	Milton Cooper
Conor C. Flynn

(C) Chair
● Member

24       Kimco Realty Corporation 2020 PROXY STATEMENT

AUDIT COMMITTEE
Committee members:	Number of meetings in fiscal year 2019: 6
Philip E. Coviello, Chair
Frank Lourenso
Mary Hogan Preusse
Valerie Richardson
Richard B. Saltzman

Messrs. Coviello, Lourenso and Saltzman and Mses. Hogan Preusse and Richardson are each an “audit committee financial expert,” as determined by the Board of Directors in accordance with Item 407(d)(5) of Regulation S-K, and Messrs. Coviello, Lourenso and Saltzman and Mses. Hogan Preusse and Richardson are each “independent” from the Company as defined by the current listing standards of the NYSE.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee:

●	the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
●	the performance of the internal audit function;
●	the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, including the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance;
●	policy standards and guidelines for risk assessment and risk management, including cybersecurity policies and initiatives;
●	the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and
●	the fulfillment of the other responsibilities set out in the Audit Committee Charter, as adopted by the Board of Directors.

The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the business strategies approved by the Board of Directors. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is an effective approach for addressing the risks facing the Company.

The Audit Committee works with management to adopt and annually reviews a code of conduct designed to support the highest standards of business ethics. The Company’s Code of Business Conduct and Ethics (“Code of Conduct”) is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION COMMITTEE
Committee members:	Number of meetings in fiscal year 2019: 6
Frank Lourenso, Chair
Philip E. Coviello
Colombe M. Nicholas
Mary Hogan Preusse
Valerie Richardson
Richard B. Saltzman

The Board of Directors has established an Executive Compensation Committee, comprised solely of independent directors to:

●	evaluate (in consultation with management and the Board of Directors) and recommend to the Board of Directors for approval the compensation plans, policies and programs of the Company, especially those regarding executive compensation;
●	determine and recommend to the Board of Directors for approval the compensation of the Chief Executive Officer and all other executive officers of the Company; and
●	review, monitor and report to the Board of Directors the progress and implementation of the goals established for the Company’s ESG program.

More specifically, the Executive Compensation Committee annually reviews and approves corporate goals and objectives relevant to the total direct compensation of the CEO and the other NEOs, including changes in base salary, bonus and equity awards. The Executive Compensation Committee also reviews the performance of the CEO and the other NEOs against these goals and objectives and, based on its evaluation, approves their total direct compensation. The details of the processes and procedures involved are described in the Compensation Discussion and Analysis beginning on page 30.

The Executive Compensation Committee operates under a written charter adopted by the Board of Directors. A copy of the Executive Compensation Committee Charter is on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

The Executive Compensation Committee has retained an independent compensation consultant, Pay Governance LLC (“Pay Governance”), which performs no other services for the Company. With input from Pay Governance and management, the Executive Compensation Committee reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements.

Kimco Realty Corporation 2020 PROXY STATEMENT       25

As a result of this review, the Executive Compensation Committee and the Board of Directors has determined, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they do not encourage the Company’s employees to take excessive or unnecessary risks. The Executive Compensation Committee believes that the combination of the Company’s (i) balanced approach to compensation, (ii) reliance on a variety of performance measures and (iii) use of both quantitative and qualitative assessments of performance reflected in the Company’s compensation program is consistent with the Company’s objectives and risk profile. Accordingly, the performance objectives in the Company’s annual incentive compensation plan are balanced with those contained in the Company’s long-term incentive compensation plan to ensure that both are aligned and consistent with the Company’s long-term business objectives. The Company’s mix of equity-based awards has been allocated to ensure an appropriate combination of incentive and retention objectives, and the Company has established stock ownership guidelines to ensure that the interests of the Company’s executive officers are aligned with the interests of the Company’s stockholders.

In reaching its conclusion that the Company’s compensation policies and practices do not encourage excessive and unnecessary risk taking, the Executive Compensation Committee considered several factors including salaries, bonuses and equity awards. There is an annual performance-based bonus program for employees other than NEOs that provides a discretionary award based on their respective levels in the Company, individual performance and overall Company performance. While the Company’s bonus program for its leasing personnel is tied to individual production for new lease deals and renewals, management believes that this fairly incentivizes leasing personnel without being excessive. In addition, executive bonuses and equity awards are based on certain performance measures (established by the Executive Compensation Committee and management) including, but not limited to, FFO, results from operations, contributions from real estate investment programs, individual performance and enterprise-wide performance. The Company’s long-term equity awards consist of performance shares and restricted stock. These awards are intended to further link recipient and stockholder interests. The Company’s benefits and retirement plans are not linked to performance. The Company’s Executive Severance Plan provides severance protections to certain of its NEOs. Since there are no performance-based aspects of these severance arrangements, and the Company generally retains the ability to terminate an executive “for cause” without triggering severance, the Executive Compensation Committee does not believe these agreements encourage excessive risk taking. The Executive Compensation Committee believes it is not overly reliant on any single measure of performance and assesses actual results against each performance measure and takes into account overall performance compared to targets. In addition to the quantitative performance measures, the Executive Compensation Committee also assesses the broader business environment and relative performance of the Company in order to evaluate individual performance. Finally, the Executive Compensation Committee considers changes in the business, industry and capital markets environment in determining compensation policies and practices.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE
Committee members:	Number of meetings in fiscal year 2019: 5
Mary Hogan Preusse, Chair
Philip E. Coviello
Frank Lourenso
Colombe M. Nicholas
Valerie Richardson
Richard B. Saltzman

All of the members of the Nominating and Corporate Governance Committee are independent directors. The functions of the Nominating and Corporate Governance Committee include recommending candidates for annual election to the Board of Directors and the filling of vacancies on the Board of Directors that may arise from time-to-time and senior management succession. The Nominating and Corporate Governance Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by other members of the Board of Directors, as well as candidates recommended by stockholders. Such recommendations should include the name and address and other pertinent information about the candidate as is required to be included in the Company’s Proxy Statement. Recommendations should be submitted to the Secretary of the Company. In addition, the Nominating and Corporate Governance Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling other duties.

As described in the Company’s Corporate Governance Guidelines, consideration is given to assuring that the Board of Directors, as a whole, considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group of directors can best perpetuate the success of the business and represent stockholder interests through the exercise of sound business judgment. The Board of Directors and Nominating and Corporate Governance Committee take into account many factors in recommending candidates for a director position. These factors include, but are not limited to:

●	knowledge of real estate;
●	the ability to make independent analytical inquiries;
●	general understanding of marketing, finance, accounting and other elements relevant to the success of a publicly traded company in today’s business environment;
●	understanding of the Company’s business on a technical level;
●	other board service; and
●	educational and professional background.

In addition, each candidate nominee must possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The Board of Directors and the Nominating and Corporate Governance Committee evaluate each individual candidate by considering all appropriate factors as a whole. The Company’s approach favors active deliberation rather than using rigid formulas to

26       Kimco Realty Corporation 2020 PROXY STATEMENT

assign relative weights to these factors. Following the end of each fiscal year, the Nominating and Corporate Governance Committee establishes the criteria for and conducts an annual assessment of the performance of each member of the Board of Directors with respect to these factors. Consideration of other corporate governance principles or modifications of such principles may also be discussed at that time.

The Nominating and Corporate Governance Committee is also responsible for ensuring that the Company adheres to good corporate governance principles and developing and implementing the Company’s Corporate Governance

Guidelines that apply to all of its directors and management. The Nominating and Corporate Governance Committee is also charged with ensuring the Company’s compliance with all NYSE listing requirements. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. Copies of the Nominating and Corporate Governance Committee Charter and the Corporate Governance Guidelines are available on the Company’s website located at www.kimcorealty.com and are available in print to any stockholder who requests either document.

EXECUTIVE OFFICERS

The following table sets forth information with respect to the executive officers of the Company as of March 18, 2020.

NAME	AGE	POSITION	JOINED KIMCO
Milton Cooper	91	Executive Chairman of the Board of Directors	Co-Founder
Conor C. Flynn	39	Chief Executive Officer	2003
Ross Cooper	37	President and Chief Investment Officer	2006
Glenn G. Cohen	56	Executive Vice President, Chief Financial Officer and Treasurer	1995
David Jamieson	39	Executive Vice President and Chief Operating Officer	2007

The executive officers of the Company serve in their respective capacities for approximately one-year terms and are subject to election by the Board of Directors, generally at the time of the annual meeting of the Board of Directors following the 2020 Annual Meeting of Stockholders.

Please see Proposal 1 – Election of Directors – Information Regarding Nominees starting on page 17 for information regarding Milton Cooper and Conor C. Flynn.

ROSS COOPER was elected President and Chief Investment Officer in February 2017 and prior to that had served as Executive Vice President and Chief Investment Officer since May 2015, where he was responsible for leading the development and implementation of the Company’s acquisition and disposition strategy. Previously, he also served as Vice President of Acquisitions, Dispositions and Asset Management for the Southern Region from 2012 to 2014 and as Senior Vice President from 2014 to 2015. Ross Cooper holds a B.S. from the University of Michigan and a Master’s in Real Estate from New York University. Ross Cooper is the grandson of Milton Cooper, the Executive Chairman of the Company’s Board of Directors.

GLENN G. COHEN was elected Chief Financial Officer of the Company in June 2010, and continues as Treasurer, a position he has held since 1997. Mr. Cohen directs the Company’s financial and capital strategy and oversees the day-to-day accounting, financial reporting and planning, tax, treasury and capital market activities. In addition, Mr. Cohen is responsible for the information technology activities of the Company. Prior to joining the Company in 1995 as Director of Accounting and Taxation, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer for U.S. Balloon Manufacturing Company, Chief Financial Officer for EMCO Sales and Service, L.P. and spent six years at the public accounting firm Coopers & Lybrand, LLP (predecessor to PricewaterhouseCoopers LLP), where he served as a manager in the audit group. Mr. Cohen is also a Director for Piedmont Office Realty Trust Inc. (NYSE: PDM) and a member of its Audit Committee. Mr. Cohen holds a B.S. in accounting from the State University of New York at Albany. He is a Certified Public Accountant and a member of NAREIT and ICSC.

DAVID JAMIESON, was elected Executive Vice President and Chief Operating Officer in February 2017 and prior to that had served as Executive Vice President of Asset Management and Operations since 2015, where his role has been to identify, develop and implement opportunistic value creation strategies that optimize the Company’s portfolio performance, most notably by leading the Company’s redevelopment and selective ground-up development efforts. Previously, he also served as Vice President of Asset Management and Leasing for the Western Region from 2012 to 2015 and as Director of Real Estate for the Western Region from 2009 to 2011. Mr. Jamieson holds a B.S. from Boston College and an M.B.A. from Babson College.

Kimco Realty Corporation 2020 PROXY STATEMENT       27

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

The table below sets forth certain information available to the Company, as of March 4, 2020, with respect to shares of its Common Stock and Class L and Class M Cumulative Redeemable Preferred Stock (i) held by those persons known to the Company to be the beneficial owners (as determined under the rules of the SEC) of more than 5% of such shares and (ii) held, individually and as a group, by the directors and executive officers of the Company.

NAME & ADDRESS (WHERE REQUIRED) OF BENEFICIAL OWNER	SHARES OWNED BENEFICIALLY (#)			PERCENT OF CLASS (%)
	COMMON	CLASS L	CLASS M	COMMON	CLASS L(1)	CLASS M(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	70,808,174(2)	-	-	16.4%	-	-
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	39,577,835(3)	-	-	9.2%	-	-
State Street Corporation One Lincoln Street Boston, MA 02111	31,903,802(4)	-	-	7.4%	-	-
Milton Cooper c/o Kimco Realty Corporation 500 North Broadway, Suite 201 Jericho, NY 11753-2128	9,719,507(5)(6)	-	-	2.2%	-	-
Conor C. Flynn	614,821(7)	-	-	*	-	-
Glenn G. Cohen	353,378(8)	-	-	*	-	-
Frank Lourenso	277,461(9)	-	-	*	-	-
Ross Cooper	229,419(10)	-	-	*	-	-
Philip E. Coviello	187,157(11)	-	-	*	-	-
Richard B. Saltzman	167,910(12)	-	-	*	-	-
David Jamieson	159,002(13)	-	-	*	-	-
Colombe M. Nicholas	107,091(14)	-	-	*	-	-
Mary Hogan Preusse	38,100(15)	-	-	*	-	-
Valerie Richardson	30,110(16)
All Directors and Executive Officers as a group (11 persons)	11,833,956	-	-	2.7%	-	-

* Less than 1%
(1) Not applicable. The Company’s Class L and Class M Cumulative Redeemable Preferred Stock are, generally, not voting securities of the Company.
(2) The Company has received a copy of Schedule 13G/A as filed with the SEC by The Vanguard Group (“Vanguard”) reporting ownership of these shares as of December 31, 2019. As reported in such Schedule 13G/A, Vanguard has sole voting power with respect to 1,030,069 shares, shared voting power with respect to 504,471 shares, sole dispositive power with respect to 69,732,123 shares and shared dispositive power with respect to 1,076,051 shares.
(3) The Company has received a copy of Schedule 13G/A as filed with the SEC by BlackRock, Inc. (“BlackRock”) reporting ownership of these shares as of December 31, 2019. As reported in such Schedule 13G/A, BlackRock has sole voting power with respect to 35,381,758 shares and sole dispositive power with respect to 39,577,835 shares.
(4) The Company has received a copy of Schedule 13G as filed with the SEC by State Street Corporation (“State Street”) reporting ownership of these shares as of December 31, 2019. As reported in such Schedule 13G, State Street has shared voting power with respect to 26,403,317 shares and shared dispositive power with respect to 31,899,905 shares.
(5) Includes 17,500 shares held by a foundation controlled by Mr. Cooper. Does not include 38,016 shares held by Mr. Cooper’s spouse and 1,449,481 shares held by adult members of Mr. Cooper’s family, as to all of which shares Mr. Cooper disclaims beneficial ownership. Does not include 493,965 shares held by a charitable remainder unitrust and 250,000 shares held by a charitable remainder annuity trust both of which Mr. Cooper’s spouse is trustee, as to all of which shares Mr. Cooper disclaims beneficial ownership. Includes 42,429 shares held in his 401(k) account, 5,381 shares held in an IRA account and 364,242 shares of restricted stock.

28       Kimco Realty Corporation 2020 PROXY STATEMENT

(6) Excludes 2,065,356 shares held by KC Holdings, Inc., a private corporation in which Mr. Cooper holds less than 5% of the outstanding equity. Mr. Cooper’s adult children own 81.5% of KC holdings, Inc. Mr. Cooper disclaims beneficial ownership of all shares indirectly held by KC Holdings, Inc. and does not share the power to vote or dispose of such shares. Also excludes 4,820,000 shares held in a trust where Mr. Cooper’s adult child is the trustee of which Mr. Cooper disclaims beneficial ownership and does not share the power to vote or dispose of such shares.
(7) Includes 194 shares held by Mr. Flynn for his children. Includes options or rights to acquire 2,700 shares of Common Stock that are exercisable within 60 days of March 4, 2020 and 359,560 shares of restricted stock.
(8) Excludes 412 shares held by Mr. Cohen’s children, as to all of which shares Mr. Cohen disclaims beneficial ownership. Includes options or rights to acquire 24,400 shares of Common Stock that are exercisable within 60 days of March 4, 2020, 14,936 shares held in his 401(k) account and 118,120 shares of restricted stock.
(9) Does not include 4,500 shares owned by Mrs. Lourenso, his spouse, as to all of which shares Mr. Lourenso disclaims beneficial ownership. Includes 5,403 shares held by Mr. Lourenso in trusts for the benefit of his grandchildren. Includes 3,094 shares owned by Mr. Lourenso’s children through a grantor retained annuity trust, of which Mr. Lourenso is trustee. Includes options or rights to acquire 16,500 shares of Common Stock that are exercisable within 60 days of March 4, 2020, 3,307 shares held in an IRA account, 26,116 shares of restricted stock and 39,499 shares of deferred stock.
(10) Includes 2,100 shares held by Mr. Cooper for his children. Includes options or rights to acquire 3,125 shares of Common Stock that are exercisable within 60 days of March 4, 2020 and 140,900 shares of restricted stock.
(11) Includes 10,000 shares held in a testamentary trust and 13,002 shares in a charitable remainder unitrust of which Mr. Coviello is a trustee. Does not include 10,000 shares owned by Mrs. Coviello, his spouse, as to all of which shares Mr. Coviello disclaims beneficial ownership. Includes options or rights to acquire 16,500 shares of Common Stock that are exercisable within 60 days of March 4, 2020, 65,000 shares held in an IRA account and 26,116 shares of restricted stock.
(12) Includes options or rights to acquire 16,500 shares of Common Stock that are exercisable within 60 days of March 4, 2020, 26,116 shares of restricted stock and 66,205 shares of deferred stock.
(13) Includes 122,491 shares of restricted stock.
(14) Includes options or rights to acquire 14,667 shares of Common Stock that are exercisable within 60 days of March 4, 2020, 26,116 shares of restricted stock and 19,602 shares of deferred stock.
(15) Includes 26,116 shares of restricted stock.
(16) Includes 27,926 shares of restricted stock.

Kimco Realty Corporation 2020 PROXY STATEMENT       29

COMPENSATION DISCUSSION & ANALYSIS

INTRODUCTION

We pay our NEOs primarily using salary, annual incentives and equity awards. We seek to pay our NEOs in a way that encourages long-term increases in stockholder value and long-term employee retention. We also recognize that our NEO pay must compete with what comparable employers pay. For 2019, our NEOs were:

●	Milton Cooper, Executive Chairman of the Board of Directors;

●	Conor C. Flynn, Chief Executive Officer;

●	Ross Cooper, President and Chief Investment Officer;

●	Glenn G. Cohen, Executive Vice President, Chief Financial Officer and Treasurer; and

●	David Jamieson, Executive Vice President and Chief Operating Officer.

Our Board of Directors has an Executive Compensation Committee (the “Committee” or the “Compensation Committee”) that administers and monitors what and how we pay our NEOs and other executives.

The Committee held six meetings in person or by phone during 2019. The Committee is currently comprised of Frank Lourenso (Chairman), Philip E. Coviello, Colombe M. Nicholas, Mary Hogan Preusse, Valerie Richardson and Richard B. Saltzman. We encourage feedback from our stockholders regarding our executive compensation program. In 2019, over 89% of the votes cast (i.e., excluding abstentions and broker non-votes) in our Say-on-Pay advisory vote were to approve the proposal.

Our senior management team worked in 2019 to strategically position Kimco for long-term performance by focusing their efforts on strengthening our portfolio, diversifying our operating income through densification of our properties with non-retail components that compliment the existing in-line retail, maintaining our capital and liquidity positions and operating competitively. The Committee’s compensation decisions in 2019 emphasized rewarding corporate / financial performance and individual performance and achievements by our NEOs, commensurate with our business results, to successfully execute our strategy to be the premier owner and operator of open-air, mixed-use shopping centers in the U.S.

EXECUTIVE SUMMARY

Kimco Realty Corporation is one of the nation’s largest publicly traded owners and operators of open-air and mixed-use shopping centers, measured in gross leasable area (“GLA”). As of December 31, 2019, the Company had interests in 409 shopping center properties aggregating 72.4 million square feet of GLA located in the U.S., inclusive of Puerto Rico. The Company’s mission is to create destinations for everyday living that inspire a sense of community and deliver value to its many stakeholders.

2019 BUSINESS HIGHLIGHTS

The Company delivered solid financial and operational results with significant progress on our business development strategies. Highlights of the 2019 fiscal year included:

●	Produced net income available to the Company’s common shareholders of $340.0 million, or $0.80 per diluted share, for the year ended December 31, 2019 compared to $439.6 million, or $1.02 per diluted share, for the year ended December 31, 2018.

●	Achieved FFO as adjusted (non-GAAP) of $1.47 per diluted share for the full year 2019, representing a 1.4% increase from 2018 FFO as adjusted of $1.45 per diluted share.

●	Produced total shareholder return, including dividend reinvestment, for the year 2019 of 49.8%.

●	Generated a 3.0% increase in same property NOI for the year ended December 31, 2019.

●	Executed 1,265 leases totaling over 7.7 million square feet in 2019 and increased the Company’s pro rata annual base rent per square foot by 4%. Achieved pro-rata rental rate leasing spreads of 7.9% with rental rates for the new leases up 20.8% and renewals / options increasing 5.4%.

30       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

●	Achieved an all-time high, total pro-rata occupancy of 96.4% as of December 31, 2019. This represented a 60-basis point increase from the 2018 year-end level. Pro-rata anchor occupancy for the Company also reached a record high of 98.9%, representing an increase of 150 basis points from the 2018 year-end level.

●	Completed Mill Station, the Signature SeriesTM ground-up development located in Owings Mills, MD. Additionally, completed 22 redevelopment projects during 2019, including the residential tower at Pentagon Centre located across the street from Amazon’s planned HQ2, for $312.2 million with a blended return of 7.6%.

●	Disposed of ownership interests in 32 properties and five land parcels totaling 4.8 million square feet for an aggregate gross sales price of $593.3 million. The Company’s share was $426.0 million. The dispositions completed in 2019 mark the end of the Company’s major disposition program. The Company also acquired three grocery-anchored parcels and increased its ownership interest in one existing property for a total of $34.0 million.

●	Generated net proceeds of $200.1 million through the issuance of 9.5 million shares of common stock at a weighted average net price of $21.03 per share under the Company’s ATM (At The Market) continuous offering program.

●	Redeemed $175.0 million of 6.000% Class I, $175 million of 5.625% Class K and $225.0 million of 5.500% Class J Cumulative Redeemable Preferred Stock during the year 2019, improving the Company’s Net Debt and Preferred to EBITDA, as adjusted.

●	Issued $350.0 million of 3.700% notes maturing October 2049, with an effective yield of 3.765%. As of December 31, 2019, the Company still maintains one of the longest debt maturity profiles in the REIT industry at 10.6 years.

EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE HIGHLIGHTS

Our compensation philosophy and corporate governance standards are designed to align executive compensation with long-term stockholder interests:

●	We maintain a majority vote for the annual election of directors in uncontested elections and we have no supermajority voting requirements.

●	The leadership structure of our Board of Directors consists of an Executive Chairman, a Lead Independent Director, who is elected by the independent directors, and knowledgeable committee chairs with appropriate experience.

●	The Committee’s independent compensation consultant, Pay Governance, is retained directly by the Committee and performs no other services for the Company.

●	The Committee conducts periodic reviews of our compensation strategy, including a review of our compensation-related risk profile so that our compensation-related policies and programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

●	A significant portion of our NEOs’ pay is performance-based. For example, in 2019, approximately 85% of our CEO’s total compensation was linked directly to the Company’s performance and 57% of annual long-term incentive opportunities for the NEOs were delivered in performance-based equity awards in the form of performance shares.

●	We have stock ownership guidelines for our NEOs and directors. As of December 31, 2019, each of the NEOs and directors satisfied his or her individual stock ownership level. In January 2019, the Executive Compensation Committee approved a stock retention requirement for non-employee directors and executive officers who have not achieved the applicable stock ownership level. See “Corporate Governance—Stock Ownership Guidelines” on page 23 for more information.

●	We maintain a formal program of continuing education for our directors. In 2019, directors participated in customized Company-sponsored sessions on business-related topics, corporate governance matters, SEC rule changes, and other current topics such as ethical conduct and cyber security, including issues applicable to particular committees of the Board of Directors.

Kimco Realty Corporation 2020 PROXY STATEMENT       31

COMPENSATION DISCUSSION & ANALYSIS

●	Our Board of Directors has a policy prohibiting our NEOs and members of the Board of Directors from engaging in any hedging transactions with respect to equity securities of the Company held by them, which includes the purchase of any financial instrument (including prepaid variable forward contracts, equity swaps, collars and exchange funds) designed to hedge or offset any decrease in the market value of such equity securities.
●	The Company has a policy that prohibits use of Common Stock by NEOs or members of the Board of Directors for any pledging transactions.

●	The Company has adopted a clawback policy as further described on page 23.

●	We maintain an executive severance plan with a “double trigger” change in control arrangement that covers certain of our NEOs. The executive severance plan does not provide for any gross-up payments for Parachute Payment Taxes (as defined starting on page 38).

STOCKHOLDER SAY-ON-PAY VOTES

At our 2019 Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and in future years we expect such advisory vote will occur annually. Over 89% of the votes cast (i.e., excluding abstentions and broker non-votes) on the 2019 Say-on-Pay vote were voted in favor of the proposal. We have considered the results of the 2019 vote and believe the support of our stockholders for that proposal indicates that our stockholders are supportive of our approach to executive compensation, including the ratio of performance-based compensation to all other compensation, the ratio of performance-based equity compensation to time-based equity compensation, and the integrity of our peer group. In the future, we will continue to consider the outcome of our Say-on-Pay votes when making compensation decisions regarding our NEOs.

32       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

ELEMENTS OF OUR EXECUTIVE COMPENSATION PROGRAM

Our executive compensation program provides pay-for performance compensation that we believe is aligned with the interests of our stockholders and is designed to continue to attract, retain and appropriately motivate our key employees who drive long-term value creation.

FFO as adjusted, EBITDA as adjusted including the pro-rata share of joint ventures (“EBITDA as adjusted”), and leverage, defined as consolidated debt plus the pro-rata share of joint venture debt divided by the total gross consolidated assets and the pro-rata share of joint venture gross assets, are the financial metrics used in our annual incentive program, ensuring that pay and performance, as measured in our executive compensation program, are aligned. The Committee also assesses each NEO’s individual contributions to the Company’s performance in determining awards under our annual incentive program. See Annex A starting on page 65 for the definitions of FFO as adjusted and EBITDA as adjusted and reconciliations of net income to FFO as adjusted and to EBITDA as adjusted.

The primary components of our executive compensation program, for purposes of establishing 2019 targeted pay, were:

Kimco Realty Corporation 2020 PROXY STATEMENT       33

COMPENSATION DISCUSSION & ANALYSIS

Consistent with our executive compensation program, the significant majority of the total compensation for our CEO and all other NEOs for 2019 was performance-based, commensurate with business results, and “at risk” unless such business results were achieved, as illustrated below.

*	Amounts are based on the Summary Compensation Table for 2019 on page 41.

BASE SALARY

In reviewing our NEOs’ base salaries, the Executive Compensation Committee considers each NEO’s scope of responsibilities, individual qualifications and experience, future potential, past performance and the practices of our peer group, without applying a quantitative formula. We did not seek a specific target within our peer group. Base salary increases, if any, are effective January 1 and are approved by the Board of Directors and the Committee. No formulaic base salary increases are provided to the NEOs, and other forms of compensation are generally used to reward overall Company performance or exceptional performance of a particular NEO. For 2019, the Executive Compensation Committee increased Mr. Ross Cooper’s base salary from $525,000 in 2018 and Mr. Jamieson’s base salary from $500,000 in 2018. The Executive Compensation Committee determined to make these increases after considering the level of fixed cash compensation that the Executive Compensation Committee believes is necessary to retain the services of these executives in a competitive talent market and the market practices of our peer group, without applying a quantitative formula. The annual base salaries for our NEOs for 2019 were as follows:

●	Mr. Milton Cooper received a base salary of $750,000 in 2019.
●	Mr. Flynn received a base salary of $1,000,000 in 2019.
●	Mr. Ross Cooper received a base salary of $575,000 in 2019.
●	Mr. Cohen received a base salary of $675,000 in 2019.
●	Mr. Jamieson received a base salary of $550,000 in 2019.

ANNUAL INCENTIVE PLAN

Under our executive compensation program, each of the NEOs were eligible to receive an annual cash bonus based on the Company’s corporate / financial performance compared to targets and the NEO’s individual performance against specific quantitative and qualitative goals as further discussed starting on page 35. For 2019 the NEO’s annual bonus opportunity for the performance year was: 60% based on the Company’s corporate / financial performance compared to targets as measured by the Company’s (1) FFO as adjusted per diluted share compared to Target FFO, (2) EBITDA as adjusted compared to Target EBITDA and (3) leverage compared to Target Leverage; and 40% based on individual NEO performance against specific quantitative and qualitative goals as discussed starting on page 35 and as evaluated by the Executive Compensation Committee.

34       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

The table below shows the percentage of the 2019 Total Annual Target Bonus that each of our NEOs would receive based on achievement of specified levels for corporate / financial performance and individual performance.

Performance Criteria	Annual Incentive Component Earned as Percent of the 2019 Total Annual Target Bonus(1)
	Threshold	Target	Exceed Target	Maximum
Corporate / Financial Performance	(achieved if 50% of target measures are attained)	(achieved if 100% of target measures are attained)	(achieved if 150% of target measures are attained)	(achieved if 200% of target measures are attained)
●FFO, as adjusted per diluted share	18%	36%	54%	72%
●EBITDA, as adjusted	6%	12%	18%	24%
●Leverage	6%	12%	18%	24%
Individual Performance	10%	40%	60%	80%
●Evaluation of individual NEO performance by the Executive Compensation Committee against specific quantitative and qualitative goals approved by the Board
Total 2019 Annual Bonus Payable	40%	100%	150%	200%

(1) The annual bonus is linearly interpolated between the specified performance levels.

The table on page 36 shows the target bonus and the bonus actually earned in 2019 for the NEOs. In establishing the target bonuses, we considered the responsibilities of each NEO, Mr. Flynn’s recommendations (other than with respect to his own target bonus) and the peer group practices discussed in “Comparison to Competitive Market.” The Committee awarded 2019 bonuses based on the following analysis of our corporate / financial performance and each applicable NEO’s individual performance:

CORPORATE / FINANCIAL PERFORMANCE.
In 2019, the corporate / financial incentive was based upon the percentage weighting of 60% FFO as adjusted per diluted share, 20% EBITDA as adjusted, and 20% leverage. For 2019, the Company’s Target FFO was $1.46 on a diluted per share basis, Target EBITDA was $875 million and Target Leverage was 45.4%. The decrease in the Company’s Target EBITDA relative to its targets in 2018 was driven by the dilutive impact of finalizing the 2019 disposition program aimed at strengthening the overall portfolio and building concentration in major core markets by selling properties having limited growth, higher risk or located in secondary and tertiary markets. The cash proceeds from the 2019 disposition program aided in funding the Company’s development and redevelopment projects that are expected to foster future long-term growth. After the Executive Compensation Committee considered the Company’s actual 2019 FFO as adjusted of $1.47 per diluted share, EBITDA as adjusted of $877.1 million and leverage of 43.4%, the payout for the corporate financial incentive was based on the Company exceeding Target FFO by 0.68%, exceeding Target EBITDA by 2.4% and exceeding Maximum Leverage by 4.405%. Interpolating linearly between target and attained performance levels for each of the three financial measures resulted in a payout for the corporate / financial incentive of 81.84% of each applicable NEO’s total annual target bonus, which is 136.4% of each applicable NEO’s 2019 target corporate / financial performance bonus of 60%.

INDIVIDUAL PERFORMANCE.
The Executive Compensation Committee considers the NEO’s overall performance in determining the individual performance component of each NEO’s annual bonus. For the NEOs other than the CEO, the Committee also considers our CEO’s evaluation of our NEO’s performance and his recommended set of compensation actions for the NEOs.

The Committee awarded each of Messrs. Milton Cooper, Ross Cooper, Cohen and Jamieson bonuses for calendar year 2019 based on recommendations made by Mr. Flynn and the Committee’s assessment of their 2019 performance compared to specific quantitative and qualitative goals. The Committee awarded Mr. Flynn’s bonus for calendar year 2019 based on the Committee’s review of Mr. Flynn’s 2019 performance.

The decision to pay each of Messrs. Milton Cooper, Flynn, Ross Cooper, Cohen and Jamieson 175% of their target bonus with respect to their individual component was based on the Committee’s quantitative and qualitative assessment of each individual’s contributions to the Company’s performance in 2019 in their respective job functions. The material components of such contributions include but are not limited to: (a) for Mr. Milton Cooper, his steadfast leadership and substantial contribution to the organization during an ongoing evolutionary period in the retail environment, guiding management in expanding the Company’s mixed-use redevelopment opportunities, monitoring of Signature Series developments and driving leasing as a key priority across the Company; (b) for Mr. Flynn, his decisive work in leading the Company’s overall efforts to achieve its 2020 Vision, further efforts to densify existing properties with mixed-use components to expand and diversify cashflow, his continued focus on critical capital allocation decisions in 2019, and serving as a steward for Kimco’s industry-leading ESG program; (c) for Mr. Ross Cooper, his efforts in quickly reshaping the company’s portfolio during a period of dynamic retail transformation. During

Kimco Realty Corporation 2020 PROXY STATEMENT       35

COMPENSATION DISCUSSION & ANALYSIS

2019, Mr. Cooper successfully led a strategically focused asset management program that resulted in the disposition of 32 properties totaling over $542.5M which exhibited higher risk profiles and lower growth prospects than the rest of the portfolio; (d) for Mr. Glenn Cohen, his work overseeing the migration and implementation of a new organizational enterprise resource planning system which will result in greater efficiencies during a period of dynamic change in the retail environment, strengthening the Company’s balance sheet and liquidity position by (i) opportunistically redeeming $575 million of Perpetual Preferred Stock ($175 million 6.000% Class I; $175 million 5.625% Class K; $225 million 5.500% Class J) and replacing it with (ii) a new $350 million 3.70% 30-year bond and (iii) raising $200.1 million in proceeds through the issuance of 9.5 million shares of common equity at a weighted average price of $21.03 through the Company’s “at the market” (ATM) common stock equity offering program. In addition, Mr. Cohen supervised the refinancing of 12 joint venture mortgages totaling over $300 million which resulted in a lower interest rate and an extended term and consistently maintains one of the longest debt maturity profiles amongst all REITs at 10.6 years; and (e) for Mr. Jamieson, spearheading all vital aspects of the Company’s operating teams, which led to strong portfolio fundamental results including record-high portfolio and anchor occupancy levels of 96.4% and 98.9%, respectively. Mr. Jamieson’s critical oversight of the Company’s development and redevelopment projects, which provide long term cashflow growth and drive shareholder value, was instrumental, with the successful completion of the Mill Station Signature Series™ ground-up development project and 22 redevelopment projects totaling $312.2 million with a blended return of 7.6%. This also included the completion and stabilization of the residential component of Kimco’s first two mixed-use projects, Lincoln Square and Pentagon Centre. Mr. Jamieson’s other notable accomplishments include sponsoring expansion of environmental and sustainability initiatives across the portfolio while serving on Kimco’s ESG Steering Committee.

CALCULATION OF TOTAL 2019 BONUS.
The bonus actually received by the NEOs was determined by adding the corporate / financial performance bonus and the individual performance bonus together. Thus, each of the NEOs earned a total 2019 bonus of approximately 151.84% of his 2019 target bonus.

2019 NEO BONUSES

NAME	2019 TARGET BONUS	2019 BONUS EARNED(1)
Milton Cooper(2)	$800,000	$1,214,720
Conor C. Flynn(2)	$1,750,000	$2,657,200
Ross Cooper	$600,000	$911,040
Glenn G. Cohen	$650,000	$986,960
David Jamieson	$600,000	$911,040

(1) NEOs may elect to receive Restricted Stock under the Company’s 2010 Equity Participation Plan in lieu of some or all of their annual cash bonus for calendar year 2019. The number of shares of Restricted Stock will be determined by (i) multiplying 120%, by the Conversion Amount and (ii) dividing the product by the Fair Market Value (as defined in the Plan) of a share of the Company’s common stock on February 12, 2020, with the result rounded to the nearest whole share. The NEO may elect a five year ratable vesting or a five year cliff vesting.
(2) Messrs. Milton Cooper and Flynn received 65,620 and 19,980 shares of restricted stock, respectively, subject to time-based vesting conditions.

LONG-TERM INCENTIVE PLAN

The Company maintains a long-term incentive plan pursuant to which the Company makes annual equity-based compensation awards to the NEOs. We used our business judgment to determine appropriate equity compensation in order to recognize the potential of our executive officers for our business and retain our executive officers for the long term.

In 2017, Messrs. Milton Cooper, Flynn and Cohen were granted performance shares that permitted them to earn vested shares of Common Stock based on the Company’s total stockholder return compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of grant. The grant date fair value of the performance shares granted to Messrs. Milton Cooper, Flynn and Cohen for 2017 was $746,033, $1,554,176 and $870,255, respectively, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award - in this case, the Company’s total stockholder return over the applicable performance period and the total stockholder return of the companies in the Bloomberg REIT Shopping Center Index. The Company’s total

36       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

shareholder return for the 2017-2019 performance period was in the 38.5th percentile of the peer group. Because this was above the threshold level of the award, 77% of the shares were issued in respect of the 2017 performance share awards and Messrs. Milton Cooper, Flynn and Cohen realized a value in respect of these awards.

Approximately 43% of the value of the equity awards granted in 2019 to the NEOs was awarded in the form of time-vesting restricted stock eligible to vest, at the election of the NEO, either in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date, or in a single installment on the fifth anniversary of the grant date.

In 2019, Messrs. Ross Cooper and Jamieson were awarded 46,000 and 52,060 shares, respectively, which vest entirely on the fifth anniversary of the grant date, subject to continued employment. These grants were awarded as a result of (i) a competitive analysis of the long-term incentive compensation for Messrs. Ross Cooper and Jamieson which determined they were meaningfully below the peer group levels for comparable roles, and (ii) recognition of their superior achievements during 2019 in quickly transforming and enhancing the quality of the Company’s portfolio. This included the successful completion and stabilization of three major Signature Series™ projects, two of which were the first residential mixed-use assets for the Company. The Executive Compensation Committee, recognizing the vital importance that these individual achievements will have on the future growth profile for the Company and their positive impact in creating long term shareholder value, determined Messrs. Ross Cooper and Jamieson warranted special recognition in addition to a recalibration based on the competitive analysis of long-term compensation. Additional details on the overall performance for Messrs. Ross Cooper and Jamieson is found in the Individual Performance section beginning on page 35.

For 2019, the time-vesting awards were granted under the Company’s 2010 Equity Participation Plan. The actual time-vesting awards granted in 2019 are set out in the “Grants of Plan-Based Awards for 2019” table on page 42.

In 2019, we also issued Mr. Milton Cooper 65,620 shares of restricted stock subject to time-based vesting conditions. These shares were issued pursuant to his election to receive his 2018 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the day before the grant date equal to 120% of his bonus award. These restricted shares are scheduled to vest in a single installment on February 13, 2024. These restricted shares also entitle him to receive dividends associated with the underlying shares.

Approximately 57% of the value of the equity awards granted in 2019 to the NEOs was awarded in the form of performance shares. The performance shares granted in 2019 permit the NEOs to earn vested shares of Common Stock based on the Company’s total stockholder return compared to peers listed in the Bloomberg REIT Shopping Center Index over a three-year performance period, which commences with the year of grant. The performance shares granted in 2019 also include the right to receive, if and when the underlying shares are earned, the equivalent value (paid in shares without interest) of dividends declared on the earned shares following issuance of the performance shares and before issuance of any earned stock. The 2019 performance shares provide a target number of shares that may be earned in the performance period if the Company’s total stockholder return for the period equals the 50th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. The number of performance shares actually earned for the performance period may range between a threshold of 50% of the target number of shares if the Company’s total stockholder return for the period is at least in the 25th percentile of its peers listed in the Bloomberg REIT Shopping Center Index and a maximum of 200% of the target number of shares for the period if the Company’s total stockholder return for the period equals or exceeds the 85th percentile of its peers listed in the Bloomberg REIT Shopping Center Index. Linear interpolation is used to determine the shares earned for the performance period if the Company’s total stockholder return falls between the specified percentile levels. If the Company’s total stockholder return for the performance period is less than the threshold level, no performance shares are earned or issued for the period.

Companies listed in the Bloomberg REIT Shopping Center Index on January 1st of each calendar year (excluding the Company) are the peer group used to determine relative total stockholder return and the number of shares of stock earned with respect to each performance period beginning on January 1, 2019. If a constituent company in the peer group ceases to be actively traded, due, for example, to merger or bankruptcy or the Executive Compensation Committee otherwise reasonably determines that it is no longer suitable, then such company shall be removed from the peer group. For 2019, these companies were:

●	Acadia Realty Trust

●	Alexander’s Inc.

●	Brixmor Property Group, Inc.

●	Cedar Shopping Centers Inc.

●	Site Centers (formerly DDR Corp.)

●	Federal Realty Investment Trust

●	Kite Realty Group Trust

●	Ramco-Gershenson Properties Trust

●	Regency Centers Corp.

●	Retail Opportunity Investment Corp.

●	Retail Properties of America, Inc.

●	Saul Centers Inc.

●	Urban Edge Properties

●	Urstadt Biddle Properties Inc. (common stock and class A common stock are separately considered)

●	Weingarten Realty Investors

Kimco Realty Corporation 2020 PROXY STATEMENT       37

COMPENSATION DISCUSSION & ANALYSIS

COMPARISON TO COMPETITIVE MARKET

The Executive Compensation Committee reviews competitive compensation data from a select group of peer companies and broader survey sources. However, NEO compensation is not a direct function of market pay levels. Instead, the Committee uses market data to help confirm that NEO pay practices are reasonable. For 2019, the following peer group which is used to benchmark pay practices and with whom we compete for talent, was reviewed.

●AvalonBay Communities Inc. ●Boston Properties Inc. ●Brixmor Property Group ●Site Centers (formerly DDR Corp.) ●Duke Realty Corp. ●Equity Residential ●Federal Realty Investment Trust ●Prologis	●Public Storage ●Realty Income Corp. ●Regency Centers Corp. ●SL Green Realty Corp. ●The Macerich Company ●Urban Edge Properties ●Ventas Inc. ●Weingarten Realty Investors

Our senior management team proposed the peer group of companies, which was reviewed and approved by the Executive Compensation Committee after it was independently verified by Pay Governance. Pay Governance reports directly to the Committee and, in 2019, provided no services to the Company other than executive compensation consulting services.

The survey sources utilized by the Committee in reviewing executive compensation provide aggregate data, and the Committee is not provided with compensation data specific to any individual constituent company in the surveys, other than any overlap between the survey constituent companies and our peer group discussed above.

ADDITIONAL COMPENSATION CONSIDERATIONS

LONG-TERM INCENTIVES – EQUITY AWARDS
The Executive Compensation Committee may accelerate equity vesting upon an NEO’s termination at its discretion, including upon a qualifying retirement from the Company. We do not maintain special pension plans for our NEOs because we believe the accelerated vesting of certain equity awards in connection with retirement should offset the lack of such plans, though we retain discretion on whether or not to accelerate equity awards in connection with retirement.

If an NEO holding restricted stock is terminated prior to vesting for reasons other than death, disability, retirement (without consent of the Executive Compensation Committee) or without cause, the employee would generally forfeit the unvested stock. Prior to vesting, recipients of restricted stock may vote the shares and also receive dividends.

EXECUTIVE SEVERANCE PLAN – “DOUBLE-TRIGGER” CHANGE IN CONTROL SEVERANCE ARRANGEMENT
On March 15, 2010, the Executive Compensation Committee adopted the Kimco Realty Corporation Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”) pursuant to which certain of our NEOs are eligible for severance payments if the covered executive’s employment is terminated by the Company without “Cause” or, following a change in control, by the executive for “Good Reason” (each as defined in the Executive Severance Plan), subject in all cases to the terms and conditions described in the Executive Severance Plan. Upon a covered termination of employment, a participant will receive two times the sum of (a) the participant’s annual base salary and (b) the amount of the participant’s annual bonus received in the prior year, payable in equal installments over the two years following the termination or in a lump sum if the termination occurs within two years following a change in control.

The participant will also receive a payment equivalent to 18 months of premium payments for continued participation in the Company’s health insurance plans or successor plans (running concurrently with the COBRA period) and accelerated vesting of all unvested stock options and restricted stock awards. In certain circumstances, if a participant would otherwise have incurred excise taxes under Section 4999 of the Internal Revenue Code (“Parachute Payment Taxes”), his or her payments will be reduced to the “safe harbor amount,” such that no such excise taxes would be due. The Executive

38       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS

Severance Plan does not provide for any gross-up payments for Parachute Payment Taxes incurred by any participant. Mr. Milton Cooper did not participate in the Company’s Executive Severance Plan for 2019.

RETIREMENT PLANS
We maintain a 401(k) retirement plan (the “401(k) Plan”) in which substantially all employees, including our NEOs, are eligible to participate. The 401(k) Plan permits participants to defer up to a maximum of 100% of their eligible base salary compensation, up to the federal limit. The Company currently makes matching contributions on a dollar-for-dollar basis to all employees contributing to their 401(k) accounts and who have completed one year of employment with the Company, of up to 5% of the employee’s base salary compensation (and subject to a maximum of $8,500 for highly compensated employees). Participants in the 401(k) Plan are not subject to federal and state income tax on salary deferral contributions or Company contributions or on the earnings thereon until such amounts are withdrawn from the 401(k) Plan. Salary reduction contributions are treated as wages subject to FICA and Medicare tax. Withdrawals from the 401(k) Plan may only be made upon termination of employment, or in connection with certain provisions of the 401(k) Plan that permit hardship withdrawals, allow in-service distributions and loans, or require minimum distributions. The 401(k) Plan also includes a Roth 401(k) feature which enables participants to defer some or all of their 401(k) contributions on an after-tax rather than pre-tax basis, allowing for tax-free (federal and most state) distributions on both participant contributions and related earnings at retirement. Generally, participation in the Roth 401(k) allows for tax free distributions if the Roth account has been in place for 5 years and the participant has attained age 59½. We do not maintain any other retirement plans for our NEOs or employees. The Company does not provide any pension benefits or any nonqualified deferred compensation to its NEOs or employees.

TAX AND ACCOUNTING CONSIDERATIONS
The recognition or deferral of period expense in our financial statements did not factor into the allocation of compensation among base salary, bonus and equity awards for 2019. Cash salary and bonuses are charged as an expense in the period in which the amounts are earned by the NEO. Certain provisions of the Internal Revenue Code may affect compensation decisions. Section 409A of the Internal Revenue Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Committee takes into account the implications of Section 409A in determining the form and timing of compensation awarded to our executives and strives to structure any nonqualified deferred compensation plans or arrangements to be exempt from or to comply with the requirements of Section 409A.

Section 280G of the Internal Revenue Code disallows a company’s tax deduction for payments received by certain individuals in connection with a change in control to the extent that the payments exceed an amount approximately equal to three times their average annual compensation, and Section 4999 of the Internal Revenue Code imposes a 20% excise tax on those payments. The Committee takes into account the implications of Section 280G in determining potential payments to be made to our executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, such payments may not be deductible pursuant to Section 280G.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and certain other executive officers. The Committee has not adopted a policy requiring all executive compensation to be fully deductible and has authorized compensation payments that may be subject to the Section 162(m) limitation.

Kimco Realty Corporation 2020 PROXY STATEMENT       39

COMPENSATION DISCUSSION & ANALYSIS

PERQUISITES
We offered or provided the following additional perquisites to our NEOs in 2019:

●	We provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. Other employees may use these vehicles for Company business when not in use by an NEO. In 2019, Messrs. Milton Cooper, Flynn, and Jamieson were allowed to use the car without a driver for personal use. In 2019, Messrs. Cohen and Ross Cooper received car allowances in the amounts of $10,920 and $12,250, respectively.

●	We provide all of our NEOs a limited long-term care benefit of $3,500 per month as part of a group policy. These individuals may elect to purchase additional long-term care insurance at their own cost.

●	We offer each of our NEOs a subscription to LifeLock in order to help protect them against identity theft. In 2019, Mr. Flynn elected to receive this subscription, which costs $270 per year.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee (the “Committee”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission Rules to be included in the Proxy Statement.

Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement.

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
Frank Lourenso, Chairman
Philip E. Coviello
Colombe M. Nicholas
Mary Hogan Preusse
Valerie Richardson
Richard B. Saltzman

40       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE FOR 2019

The following table sets forth the summary compensation of the NEOs of the Company for the 2019, 2018 and 2017 calendar years.

Name	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Milton Cooper Executive Chairman of the Board of Directors	2019	750,000	1,818,654(3)	1,214,720(4)	23,462	3,806,836
	2018	750,000	1,434,530	969,600	23,383	3,177,513
	2017	750,000	1,341,158	976,000	27,395	3,094,553
Conor C. Flynn Chief Executive Officer	2019	1,000,000	3,250,511(5)	2,657,200	40,856(6)	6,948,567
	2018	1,000,000	2,581,746	2,121,000	41,153	5,743,899
	2017	1,000,000	2,387,507	2,135,000	41,284	5,563,791
Ross Cooper President and Chief Investment Officer	2019	575,000	2,015,499	911,040	23,308	3,524,847
	2018	525,000	748,601	727,200	22,346	2,023,147
	2017	450,000	487,278	500,000	21,030	1,458,308
Glenn G. Cohen Executive Vice President, Chief Financial Officer and Treasurer	2019	675,000	1,798,812	986,960	23,901	3,484,673
	2018	675,000	1,445,809	787,800	23,901	2,932,510
	2017	675,000	1,337,000	793,000	24,094	2,829,094
David Jamieson Executive Vice President and Chief Operating Officer	2019	550,000	2,015,531	911,040	19,324	3,495,895
	2018	500,000	748,601	727,200	17,229	1,993,030
	2017	425,000	487,278	500,000	17,443	1,429,721

(1) Amounts reflect the compensation cost to the Company in 2019, 2018 and 2017 of the equity awards based on the aggregate grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. Fair value is determined, depending on the type of award, using the closing price on the date immediately preceding the grant date or the Monte Carlo method, both of which are intended to estimate the fair value of the awards at the grant date. The Monte Carlo method is a methodology that generates a large number of possible outcomes with respect to the variables that will determine the ultimate value of the performance share award- in this case, the Company’s total stockholder return over the applicable performance period and the total stockholder return of the companies in the applicable index of peer companies. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note 20 to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019. The maximum possible value of the 2019 performance shares (200%), based on the closing price per share of our Common Stock on the date before they were granted ($17.73), was as follows: $1,866,614 for Mr. Milton Cooper; $3,666,564 for Mr. Flynn, $1,166,634 for Mr. Ross Cooper, $2,066,609 for Mr. Cohen and $1,166,634 for Mr. Jamieson. For additional information regarding the equity awards granted to the NEOs in 2019 refer to the 2019 Grants of Plan-Based Awards table. For 2017, Messrs. Milton Cooper, Flynn and Cohen were granted performance shares with a grant date fair value of $746,033, $1,554,176 and $870,255, respectively, calculated using the Monte Carlo method in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures. As described above under “Compensation Discussion & Analysis-Long-Term Incentive Plan,” based on the Company’s performance during the applicable performance period, shares were issued in respect of these 2017 performance share awards and Messrs. Milton Cooper, Flynn and Cohen realized a value in respect of these awards in the amount of $461,780, $961,981 and $538,661, respectively.
(2) In 2019, Messrs. Cohen and Ross Cooper received car allowances in the amount of $10,920 and $12,250, respectively. The Company provided Mr. Milton Cooper with the use of a car and driver to travel for Company business and Messrs. Flynn and Jamieson with the use of a car to conduct their duties as an executive officer of the Company. The NEOs’ drivers are employees who have additional responsibilities at the Company. The Company calculated the cost of the perquisite based on leased value and usage by the NEO compared to overall usage for the year. Accordingly, the aggregate incremental cost of this perquisite to the Company in 2019 for Messrs. Milton Cooper, Flynn, and Jamieson was $23,462, $21,355 and $8,747, respectively. The policy on the use of the cars for 2019, 2018 and 2017 is outlined below:
●	the cars and drivers were available, when not in use by the foregoing executive officers, for other employees conducting Company business;
●	these services were also available under certain circumstances to third parties involved in Company business at the Company’s New Hyde Park and Jericho locations;
●	the cars and drivers were used from time to time for deliveries and other transportation of documents or other materials; and
●	the cars were available to these officers with drivers for business related travel and without drivers for personal use.

Kimco Realty Corporation 2020 PROXY STATEMENT       41

COMPENSATION TABLES

The Company’s policy on paid time off provides employees who have attained 10 years of service one week of pay in lieu of one additional week of paid time off annually. Messrs. Flynn, Ross Cooper, Cohen, and Jamieson each received such payment in the amount of $19,231, $11,058, $12,981 and $10,577, respectively. Mr. Milton Cooper is excluded from this paid time off benefit.
(3) Mr. Milton Cooper elected to be paid his 2018 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and was awarded 65,620 shares on February 13, 2019 that vest on February 13, 2024, subject to continued employment with the Company on the applicable vesting date. Amount shown includes $193,920, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Mr. Milton Cooper’s 2018 annual bonus payment. For additional information regarding this equity award, refer to the 2019 Grants of Plan-Based Awards table.
(4) Mr. Milton Cooper elected to be paid his 2019 annual bonus payment in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Common Stock on the date immediately preceding the date of grant and was awarded 77,660 shares on February 13, 2020 that vest on February 13, 2025, subject to continued employment with the Company on the applicable vesting date.
(5) Mr. Flynn elected to be paid his 2018 annual bonus payment partially in the form of shares of restricted stock with a grant date fair value equal to 120% of his bonus amount based on the closing price per share of our Commons Stock on the date immediately preceding the date of grant and was awarded 19,980 shares on February 13, 2019 that vest on February 13, 2024, subject to continued employment with the Company on the applicable vesting date. Amount shown includes $59,070, which represents the grant date fair value calculated in accordance with the provision of FASB ASC 718, excluding the effect of estimated forfeitures, of the number of restricted shares with a grant date fair value of 20% of Mr. Flynn’s 2018 annual bonus payment. For additional information regarding this equity award, refer to the 2019 Grants of Plan-Based Awards table.
(6) The Company paid $270 in respect to a subscription of LifeLock for identity protection services.

GRANTS OF PLAN-BASED AWARDS FOR 2019

The following table provides information on non-equity and equity incentive plan awards granted to the NEOs during 2019:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Milton Cooper		320,000	800,000	1,600,000
	2/13/2019				26,320	52,640	105,280		1,158,080
	2/13/2019							26,320(2)	466,654
	2/13/2019							10,937(4)	193,920
Conor C. Flynn		700,000	1,750,000	3,500,000
	2/13/2019				51,700	103,400	206,800		2,274,800
	2/13/2019							51,700(2)	916,641
	2/13/2019							3,332(4)	59,070
Ross Cooper		240,000	600,000	1,200,000
	2/13/2019				16,450	32,900	65,800		723,800
	2/13/2019							16,450(2)	291,659
	10/31/2019							46,000(5)	1,000,040
Glenn G. Cohen		260,000	650,000	1,300,000
	2/13/2019				29,140	58,280	116,560		1,282,160
	2/13/2019							29,140(2)	516,652
David Jamieson		240,000	600,000	1,200,000
	2/13/2019				16,450	32,900	65,800		723,800
	2/13/2019							16,450(2)	291,659
	8/01/2019							52,060(5)	1,000,073

(1) The actual payout amounts are set out in the Summary Compensation Table for 2019.
(2) Each of the NEOs received a time-vesting restricted stock award on February 13, 2019 under the 2010 Equity Participation Plan. Restricted stock awards vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date, except that Messrs. Milton Cooper, Flynn, Ross Cooper and Cohen elected for their respective stock awards to instead vest entirely on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.
(3) All awards are granted under the 2010 Equity Participation Plan. Fair value is determined, depending on the type of award, using the Monte Carlo method or the closing price per share of our Common Stock on the date immediately preceding the grant date, which are intended to estimate the grant date fair value of the performance shares and restricted stock, respectively. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note [20] to Consolidated Financial Statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019.
(4) Messrs. Milton Cooper and Flynn elected to receive all or a portion of their 2018 annual bonus payment in the form of shares of restricted stock with a grant date fair value based on the closing price on the date immediately preceding the grant date equal to 120% of their bonus award. Amount represents the number of restricted shares with a grant date fair value of 20% of Messrs. Milton Cooper and Flynn’s 2018 elected conversion amount.
(5) Messrs. Ross Cooper and Jamieson were awarded 46,000 and 52,060 shares respectively on October 31, 2019 and August 1, 2019. Messrs. Ross Cooper and Jamieson’s awards vest entirely on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

42       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2019

The following table provides information on outstanding equity awards as of December 31, 2019 for each NEO.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Milton Cooper	2/13/2016					15,210(3)	314,999
	2/13/2017					15,970(3)	330,739
	2/13/2017					46,782(3)	968,855
	2/22/2018					27,250(4)	564,348
	2/22/2018							109,000	2,257,390
	2/22/2018					79,780(4)	1,652,244
	2/13/2019					26,320(5)	545,087
	2/13/2019							105,280	2,180,349
	2/13/2019					65,620(5)	1,358,990
Conor C. Flynn	2/16/2012					21,000(7)	434,910
	5/20/2013	2,700		24.12	5/20/2023
	1/01/2016					40,000(8)	828,400
	1/01/2016					100,000(9)	2,071,000
	2/13/2016					19,650(3)	406,952
	2/13/2017					16,640(1)	344,614
	2/22/2018					56,770(4)	1,175,707
	2/22/2018							227,060	4,702,413
	2/13/2019					51,700(5)	1,070,707
	2/13/2019							206,800	4,282,828
	2/13/2019					19,980(5)	413,786
Ross Cooper	2/13/2013	3,125		21.54	2/13/2023
	5/14/2015					15,000(11)	310,650
	2/13/2016					18,000(3)	372,780
	2/13/2017					19,460(3)	403,017
	2/22/2018					16,460(4)	340,887
	2/22/2018							65,840	1,363,546
	2/13/2019					16,450(5)	340,680
	2/13/2019							65,800	1,362,718
	10/31/2019					46,000(12)	952,660
Glenn G. Cohen	2/17/2011	24,400		18.85	2/17/2021
	2/16/2012					30,000(7)	621,300
	5/14/2015					5,000(10)	103,550
	2/13/2016					3,803(1)	78,760
	2/13/2017					9,320(1)	193,017
	2/22/2018					31,790(4)	658,371
	2/22/2018							127,160	2,633,484
	2/13/2019					29,140(5)	603,489
	2/13/2019							116,560	2,413,958

Kimco Realty Corporation 2020 PROXY STATEMENT       43

COMPENSATION TABLES

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Jamieson	5/14/2015					15,000(11)	310,650
	2/13/2016					4,500(1)	93,195
	2/13/2017					9,730(1)	201,508
	2/22/2018					13,168(6)	272,709
	2/22/2018							65,840	1,363,546
	2/13/2019					16,450(6)	340,680
	2/13/2019							65,800	1,362,718
	8/01/2019					52,060(13)	1,078,163

(1) Represents stock options or shares of restricted stock that vest in 25% increments on each of the first, second, third and fourth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.
(2) Represents performance share awards granted in 2018 and 2019 for which the applicable performance period has not been completed. Each performance share award granted in 2017 provided for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. The Company’s total stockholder return for the 2017-2019 performance period was in the 38 1/2 percentile of its peer group. Therefore, each NEO earned a number of shares representing 77% of the performance share award granted to them in 2017. Each performance share award granted in 2018 and 2019 provides for the ability to earn and receive shares after the end of a three-year performance period based on the Company’s total stockholder return in the applicable performance period compared to peers listed in the Bloomberg REIT Shopping Center Index. Shares of stock issued with respect to earned performance share awards are fully vested at issuance.
(3) Messrs. Milton Cooper, Flynn, and Ross Cooper chose a four-year cliff vesting for their annual grant which vests in a single installment on the fourth anniversary of the grant date. Mr. Milton Cooper’s grant on February 13, 2017 of 46,782 shares were issued a result of his election to receive his 2016 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2021, subject to continued employment with the Company on the applicable vesting date.
(4) Messrs. Milton Cooper, Flynn, Ross Cooper, and Cohen chose a five-year cliff vesting for their annual grant which vests in a single installment on the fifth anniversary of the grant date. Mr. Milton Cooper’s grant on February 22, 2018 of 79,780 shares were issued as a result of his election to receive his 2017 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2023, subject to continued employment with the Company on the applicable vesting date.
(5) Messrs. Milton Cooper, Flynn, Ross Cooper and Cohen chose a five-year cliff vesting for their annual grant which vests in a single installment on the fifth anniversary of the grant date. Mr. Milton Cooper and Mr. Flynn’s grant on February 13, 2019 of 65,620 and 19,980 shares, respectively were issued as a result of their election to receive their 2018 annual bonus payment in the form of shares of restricted stock. These shares are scheduled to vest in a single installment on February 13, 2024, subject to continued employment with the Company on the applicable vesting date.
(6) Represents stock options or shares of restricted stock that vest in 20% increments on each of the first, second, third, fourth and fifth anniversaries of the grant date, subject to continued employment with the Company on the applicable vesting date.
(7) Messrs. Flynn’s and Cohen’s shares of restricted stock granted on February 16, 2012 vest in 20% increments annually beginning on February 16, 2018, subject to continued employment with the Company on the applicable vesting date.
(8) Mr. Flynn received 100,000 shares of restricted stock on January 1, 2016 in connection with his election as President and CEO, which vest 20% each year over five years, subject to continued employment with the Company on the applicable vesting date.
(9) Mr. Flynn received 100,000 shares of restricted stock on January 1, 2016 in connection with his election as President and CEO, which vests in a single installment on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.
(10) Mr. Cohen received 25,000 shares of restricted stock on May 14, 2015, which vest 20% each year over five years, subject to continued employment with the Company on the applicable vesting date.
(11) Messrs. Ross Cooper and Jamieson received 75,000 shares of restricted stock on May 14, 2015, which vest 20% each year over five years, subject to continued employment with the Company on the applicable vesting date.
(12) Mr. Ross Cooper received a special award of restricted stock on October 31, 2019, which vests in a single installment on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.
(13) Mr. Jamieson received a special award of restricted stock on August 1, 2019, which vests in a single installment on the fifth anniversary of the grant date, subject to continued employment with the Company on the applicable vesting date.

44       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION TABLES

EMPLOYMENT AGREEMENTS

The Committee determined in 2010 to discontinue the use of individual employment agreements with the Company’s executive officers.

OPTION EXERCISES AND STOCK VESTED IN 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Milton Cooper	2,238	39,680
Conor C. Flynn	57,821	990,471
Ross Cooper	16,863	304,381
Glenn G. Cohen	25,325	451,112
David Jamieson	29,520	528,790

(1) Computed by multiplying the number of shares of Common Stock by the closing price on the date immediately preceding the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Please see page 38 “Additional Compensation Considerations – Executive Severance Plan – ‘Double-Trigger’ Change in Control Severance Arrangement” above for a discussion of certain compensation and benefits which our NEOs would receive upon a termination or change in control. None of the NEOs have “single trigger” arrangements that entitle them to benefits solely due to a change in control. However, upon a change in control, if an equity award is assumed or substituted in the change in control and the holder experiences a termination of service on or within 12 months following the change in control, the award will automatically vest in full. If an award is not assumed or substituted in a change in control, the Committee may cause such awards to become fully vested. Furthermore, upon a change in control, our performance share awards would be evaluated based on a shortened performance period ending on the date of the change in control, and any resulting restricted stock would, if not assumed in the change in control, automatically vest in full.

ASSUMED TERMINATION WITHOUT CAUSE

The following table was prepared as though each of the NEOs had been terminated without Cause on December 31, 2019. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	4,437,739	-	4,437,739
Conor C. Flynn	2,000,000	4,242,000	15,296,406	57,467	21,595,873
Ross Cooper	1,150,000	1,454,400	4,494,277	57,467	7,156,144
Glenn G. Cohen	1,350,000	1,575,600	6,684,618	57,467	9,667,685
David Jamieson	1,100,000	1,454,400	3,945,006	57,467	6,556,873

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a termination without Cause.
(2) In accordance with the Executive Severance Plan, 2018 (prior year) bonus amounts are used for the bonus component in this table.

Kimco Realty Corporation 2020 PROXY STATEMENT       45

COMPENSATION TABLES

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock awards, with the exception of extraordinary awards, upon a termination without Cause. In addition, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2019 ($20.71), the total performance share values, disregarding any discount for the time-value of money, would be $4,437,739 for Mr. Milton Cooper, $8,985,241 for Mr. Flynn, $2,726,264 for Mr. Ross Cooper, $5,047,441 for Mr. Cohen and $2,726,264 for Mr. Jamieson.
(4) Amounts are based on the cost of coverage during 2019.
(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

ASSUMED TERMINATION FOR DEATH OR DISABILITY

The following table was prepared as though each of the NEOs had been terminated due to death or disability on December 31, 2019. The assumptions and valuations are noted in the footnotes to the table.

Name	Stock Awards: Death/Disability ($)(1)
Milton Cooper	10,173,001
Conor C. Flynn(2)	15,731,316
Ross Cooper(2)	5,446,937
Glenn G. Cohen(2)	7,305,929
David Jamieson(2)	5,023,169

(1) Upon a termination of employment due to death or disability, the vesting of Mr. Milton Cooper’s 276,932, Mr. Flynn’s 325,740, Mr. Ross Cooper’s 131,370, Mr. Cohen’s 109,053 and Mr. Jamieson’s 110,908 unvested time-based shares of restricted stock would accelerate. In addition, upon a termination of employment due to death or disability, each of the NEOs would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2019 ($20.71), the total value of the performance shares as of December 31, 2019, disregarding any discount for the time value of money, would be $4,437,739 for Mr. Milton Cooper, $8,985,241 for Mr. Flynn, $2,726,264 for Mr. Ross Cooper, $5,047,441 for Mr. Cohen and $2,726,264 for Mr. Jamieson.
(2) The vesting of the unvested portion of Messrs. Flynn, Cohen, Ross Cooper and Jamieson’s retention awards of 21,000 restricted shares, 30,000 restricted shares, 46,000 restricted shares and 52,060 restricted shares, respectively, would accelerate as a result of termination due to death or disability. As of December 31, 2019, the value of Messrs. Flynn, Cohen, Ross Cooper and Jamieson’s retention awards were $434,910, $621,300, $952,660 and $1,078,163, respectively.

46       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION TABLES

ASSUMED TERMINATION IN CONNECTION WITH A CHANGE IN CONTROL

The following table was prepared as though each NEO experienced a termination of employment without Cause or for Good Reason in connection with a change in control on December 31, 2019. The assumptions and valuations are noted in the footnotes to the table.

Name	Base Salary Component of Lump-Sum Payment ($)(1)	Bonus Component of Lump-Sum Payment ($)(1)(2)	Stock Awards ($)(3)	Health Benefits ($)(4)	Total ($)(5)
Milton Cooper	-	-	4,437,739	-	4,437,739
Conor C. Flynn	2,000,000	4,242,000	15,296,406	57,467	21,595,873
Ross Cooper	1,150,000	1,454,400	4,494,277	57,467	7,156,144
Glenn G. Cohen	1,350,000	1,575,600	6,684,618	57,467	9,667,685
David Jamieson	1,100,000	1,454,400	3,945,006	57,467	6,556,873

(1) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to two times the sum of their (a) base salary plus (b) prior year’s annual bonus upon a change in control termination.

(2) In accordance with the Executive Severance Plan, 2018 (prior year) bonus amounts are used for the bonus component in this table.

(3) In accordance with the Executive Severance Plan, Messrs. Flynn, Ross Cooper, Cohen and Jamieson are entitled to full vesting of annual restricted stock awards, with the exception of extraordinary awards, upon a termination of employment without Cause or for Good Reason in connection with a change in control. In addition, each of the NEOs (including Mr. Milton Cooper) would remain eligible to earn and be issued the outstanding performance shares, and the actual number of shares earned and issued would depend on the Company’s total stockholder return during the applicable performance periods. Assuming performance at maximum level and based on the market price of our stock on December 31, 2019 ($20.71), the total performance share values, disregarding any discount for the time-value of money, would be $4,437,739 for Mr. Milton Cooper, $8,985,241 for Mr. Flynn, $2,726,264 for Mr. Ross Cooper, $5,047,441 for Mr. Cohen and $2,726,264 for Mr. Jamieson. In addition to the amounts shown in this column, upon a change in control, if any other equity award under the 2010 Equity Participation Plan is assumed or substituted in the change in control and the holder experiences a termination of service on or within 12 months following the change in control, the award will automatically vest in full. However, if an award is not assumed or substituted in a change in control, the Committee may (but is not required to) cause such awards to become fully vested.

(4) Amounts are based on the cost of coverage during 2019.

(5) In certain circumstances, these amounts may be reduced so as to avoid any potential issues relating to Section 280G or excise taxes imposed under Section 4999 of the Internal Revenue Code. See “Additional Compensation Considerations - Tax and Accounting Considerations” and “Additional Compensation Considerations – Executive Severance Plan – ’Double-Trigger’ Change in Control Severance Arrangement.”

EQUITY PARTICIPATION PLAN

DESCRIPTION OF PLAN

The Company maintains the 2010 Equity Participation Plan for the benefit of its eligible employees, consultants, and directors. The 2010 Equity Participation Plan expired in March 2020, and we are requesting that the stockholders consider and approve the adoption of the 2020 Plan, which is a successor to the 2010 Equity Participation Plan.

The 2010 Equity Participation Plan authorizes the Executive Compensation Committee to provide equity and/or cash compensation, incentives and awards in the form of stock options, restricted stock, performance shares, dividend equivalents, stock payments, deferred stock, restricted stock units, stock appreciation rights (“SARs”), other stock-based awards and performance-based awards (which may be payable in either the form of cash or shares of Common Stock) structured by the Executive Compensation Committee within parameters set forth in the 2010 Equity Participation Plan, for the purpose of providing the Company’s officers, employees and consultants equity and/or cash compensation, incentives and rewards for superior performance. Key features of the 2010 Equity Participation Plan that reflect the Company’s commitment to effective management of incentive compensation include:

LIMITATIONS ON GRANTS

The number of shares of Common Stock that may be issued or transferred by the Company upon the exercise of incentive stock options may not exceed 10,000,000 in the aggregate, subject to certain adjustments, events and limitations described in the 2010 Equity Participation Plan.

NO REPRICING OR REPLACEMENT OF OPTIONS OR STOCK APPRECIATION RIGHTS

The 2010 Equity Participation Plan prohibits, without stockholder approval: (i) the amendment of options or SARs to reduce the exercise price and (ii) the replacement of an option or SAR with cash or any other award when the price per share of the option or SAR exceeds the fair market value of the underlying shares of Common Stock.

Kimco Realty Corporation 2020 PROXY STATEMENT       47

COMPENSATION TABLES

NO IN-THE-MONEY OPTION OR SAR GRANTS

The 2010 Equity Participation Plan prohibits the grant of options or SARs with an exercise or base price less than the fair market value of the Common Stock, generally the closing price of the Common Stock, on the date of grant.

INDEPENDENT ADMINISTRATION

The Executive Compensation Committee, which consists of only independent directors, administers the 2010 Equity Participation Plan.

CEO PAY RATIO

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Flynn, our CEO. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

For 2019, our last completed fiscal year:

●	the median of the annual total compensation (inclusive of base salary, annual bonus, equity compensation, and benefits in the same manner as calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K) of all of our employees (other than our CEO) was $102,500; and
●	the annual total compensation of our CEO, as reported in the Summary Compensation Table for 2019 included in this Proxy Statement, was $6,948,567.

Based on this information, for 2019, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual total compensation of our CEO, was 1 to 68.

DETERMINING THE MEDIAN EMPLOYEE AND ANNUAL TOTAL COMPENSATION

To identify the median employee from our employee population, we determined the annual total compensation of each of our employees as of December 31, 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We annualized base wages of any permanent employees who were employed for less than the full year or on unpaid leave during 2019, and we did not otherwise annualize or make any cost-of-living or other adjustments to employee compensation. Our employee population, including all full- and part-time employees, as of December 31, 2019 consisted of approximately 502 individuals, all of whom were located in the United States.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2019.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	1,297,936	19.60	1,053,347
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	1,297,936	19.60	1,053,347

48       Kimco Realty Corporation 2020 PROXY STATEMENT

COMPENSATION TABLES

COMPENSATION OF DIRECTORS

During 2019, members of the Board of Directors and Committees thereof who were not also employees of the Company (“non-management directors”) were entitled to receive an annual retainer of $60,000 ($70,000 for the Lead Independent Director). Also, during 2019, the non-management directors were entitled to receive $20,000 each as members of the Audit Committee ($45,000 for the Chair), $10,000 each as members of the Executive Compensation Committee ($35,000 for the Chair) and $6,000 each as members of the Nominating and Corporate Governance Committee ($16,000 for the Chair). In accordance with the Company’s 2010 Equity Participation
Plan, the non-management directors may be granted awards of deferred stock (“Deferred Stock”) in lieu of directors’ fees. Unless otherwise provided by the Board of Directors, a grantee of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Common Stock underlying the award has been issued. Employees of the Company who are also directors are not paid any directors’ fees. Non-management directors also received an annual award of restricted stock with a grant date value of approximately $175,000, which vests in 20% increments over a five-year period from the date of grant.

NON-MANAGEMENT DIRECTOR COMPENSATION FOR 2019

The following table sets forth the compensation of each non-management director earned in the calendar year 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Philip E. Coviello	121,000	174,995	295,995
Richard G. Dooley(3)	58,000	174,995	232,995
Joe Grills(3)	60,500	174,995	235,495
Frank Lourenso(4)	108,500	174,995	283,495
Colombe M. Nicholas	76,000	174,995	250,995
Mary Hogan Preusse(5)	106,000	174,995	280,995
Valerie Richardson	96,000	174,995	270,995
Richard B. Saltzman(6)	86,000	174,995	260,995

(1) Amounts include the value of deferred stock received in lieu of directors’ fees for service in 2019. As of December 31, 2019, Messrs. Coviello, Dooley, Grills, Lourenso, and Saltzman, and Mses. Nicholas, Hogan Preusse and Richardson were entitled to 0 shares, 93,140 shares, 42,095 shares, 38,960 shares, 65,301 shares, 18,869 shares, 0 shares and 0 shares of deferred stock, respectively.

(2) Amounts reflect the dollar amount, without any reduction for risk of forfeiture, of the equity awards granted during the fiscal year ended December 31, 2019 based on the aggregate grant date fair value, calculated in accordance with the provision of FASB ASC 718. The assumptions used by the Company in calculating these amounts are incorporated herein by reference to Note [20] to Consolidated Financial Statements in the Company’s 2019 Form 10–K.

(3) Messrs. Dooley and Grills ceased serving as members of the Board of Directors effective April 30, 2019. The compensation above reflects partial fees earned or paid in cash. Mr. Dooley continues to be an observer but does not receive compensation in this role.

(4) Mr. Lourenso’s compensation includes a pro-rated amount based on his new role as Chair of the Compensation Committee which commenced in May of 2019.
(5) Ms. Hogan Preusse’s compensation includes a pro-rated amount based on her new roles as Lead Director and Chair of the Nominating and Corporate Governance Committee which commenced in May of 2019.
(6) Mr. Saltzman’s compensation includes a pro-rated amount based on his new role as a member of the Audit Committee which commenced in May of 2019.

As of December 31, 2019, Messrs. Coviello, Dooley, Grills and Lourenso each held options to acquire 21,500 shares and Mr. Saltzman, and Mses. Nicholas, Hogan Preusse and Richardson held options to acquire 16,500 shares, 14,667 shares, 0 shares and 0 shares, respectively.
As of December 31, 2019, Messrs. Coviello, Lourenso, Saltzman and Ms. Nicholas each held 24,566 shares of restricted stock and Messrs. Grills and Dooley and Mses. Hogan Preusse and Richardson held shares of restricted stock in the amounts of 0 shares, 0 shares, 22,901 shares and 18,606 shares, respectively.

Kimco Realty Corporation 2020 PROXY STATEMENT       49

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our current written policies and procedures for review, approval or ratification of relationships or transactions with related persons are set forth in our:

●	Code of Conduct;
●	Corporate Governance Guidelines;
●	Nominating and Corporate Governance Committee Charter; and
●	Audit Committee Charter.

Our Code of Conduct applies to all of our directors and employees. Review and approval of potential conflicts of interest involving our directors, executive officers or other principal officers may only be conducted by our Board of Directors. A copy of the Company’s Code of Conduct is available through the Investors/Governance/Governance Documents section of the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review annually the relationships that each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), in the course of making independence determinations under the Company’s categorical independence standards for directors and the NYSE listing standards. Directors are expected to avoid any action, position or interest that conflicts with the interests of the Company or gives the appearance of a conflict. If an actual or potential conflict of interest develops, the director should immediately report the matter to the Chairman of the Board of Directors. Any significant conflict must be resolved or the director should resign. If a director has a personal interest in a matter before the Board of Directors, the director will disclose the interest to the Board of Directors, excuse himself or herself from discussion on the matter and not vote on the matter. The Corporate Governance Guidelines further provide that the Board of Directors is responsible for reviewing and, where appropriate, approving major changes in and determinations under the Company’s Corporate Governance Guidelines, Code of Conduct and other Company policies. The Corporate Governance Guidelines also provide that the Board of Directors has the responsibility to ensure that the Company’s business is conducted with the highest standards of ethical conduct and in conformity with applicable laws and regulations.

Our Nominating and Corporate Governance Committee Charter provides that the Committee will, at least annually, review the relationships each director has with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, the

Company’s legal staff, including its outside legal advisors, is primarily responsible for obtaining information through questionnaires and other procedures from the directors and executive officers with respect to related-person transactions and then determining whether the Company or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement.

Pursuant to the Audit Committee Charter and the Audit Committee’s policy regarding related-person transactions, as recorded in its minutes, the Audit Committee reviews and approves or ratifies related-person transactions that are required to be disclosed as well as all other related-person transactions identified to the Audit Committee by management or the Company’s internal audit function. In the course of its review and approval or ratification of a related-party transaction for which disclosure is required, the Audit Committee routinely considers: the nature of the related-person’s interest in the transaction; the material terms of the transaction; the importance of the transaction to the related person and to the Company and the extent to which such transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and any other matters deemed appropriate by the Audit Committee. All related-party transactions described in this Proxy Statement have been reviewed in accordance with this policy.

JOINT VENTURES

Mr. Milton Cooper has investments in certain real estate joint ventures and limited partnerships. The Company has an interest in certain of these joint ventures and partnerships which own and operate certain of the Company’s property interests. The Company receives various fees related to these joint ventures and partnerships.

FAMILY RELATIONSHIPS

Paul Dooley, the Company’s Vice President of Real Estate Tax and Insurance, is the son of Mr. Richard Dooley, a former director of the Company. Paul Dooley received total compensation of $415,828 from the Company in fiscal year 2019, calculated in the same manner as the Summary Compensation Table for 2019. This compensation includes a base salary in 2019 as an employee of the Company of $314,000 with the remaining balance comprised of (i) compensation cost to the Company in 2019 of equity awards recognized for financial reporting purposes over the requisite service period, calculated in accordance with the provision of FASB ASC 718, (ii) bonuses and (iii) various benefits.

Ross Cooper, President and Chief Investment Officer of the Company, is the grandson of Mr. Milton Cooper, Executive Chairman of the Board of Directors.

50       Kimco Realty Corporation 2020 PROXY STATEMENT

PROHEALTH LEASES
Before it was acquired by Optum, the consulting and services subsidiary of UnitedHealth Group, in 2014, ProHEALTH was a multi-specialty physician group practice offering one-stop health care. Dr. David Cooper, M.D. and Dr. Clifford Cooper, M.D. were minority owners of ProHEALTH and are sons of Milton Cooper, Executive Chairman of the Board of Directors of the Company. David Cooper is the father of Ross Cooper, President and Chief Investment Officer of the Company. ProHEALTH and/or its affiliates (“ProHEALTH”) had leasing arrangements with the Company whereby two consolidated property locations were under lease. Total contractual annual base rent received by the Company from ProHEALTH leasing arrangements was $0.4 million for the year ending December 31, 2019. The Company determined that the leasing terms for these leases were consistent with fair market rental values and that the transactions, taken as a whole, were no less favorable to the Company than terms available to an unaffiliated third party under similar circumstances. As of December 31, 2019, Dr. David Cooper, M.D. and Dr. Clifford Cooper, M.D. no longer have an affiliation with ProHEALTH.
TRANSACTIONS WITH RIPCO REAL ESTATE CORPORATION
Ripco Real Estate Corp. (“Ripco”), a leading broker in the metro New York area with 70 representatives and five offices, serves as a leasing agent and representative for national and regional retailers including Target, Best Buy, Kohl’s and many others, providing real estate brokerage services and principal real estate investing. Todd Cooper, an officer and 50% stockholder of Ripco, is a son of Milton Cooper, Executive Chairman of the Board of Directors of the Company. During 2019, the Company paid brokerage commissions of $0.4 million to Ripco for services rendered primarily as leasing agent for various national tenants in shopping center properties owned by the Company. The Company believes that the brokerage commissions paid were at or below the customary rates for such leasing services.

Kimco Realty Corporation 2020 PROXY STATEMENT       51

AUDIT COMMITTEE REPORT

The Audit Committee (the “Audit Committee”) of the Board of Directors (the “Board”) of Kimco Realty Corporation, a Maryland corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. During 2019, all of the directors who served on the Audit Committee were independent as defined under the current listing standards of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee Charter is available on the Company’s website located at www.kimcorealty.com and is available in print to any stockholder who requests it.

Management of the Company is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accounting firm to review and discuss the December 31, 2019 audited consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered public accountants the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission. The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accountants their independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants and the Audit Committee’s review of the December 31, 2019 audited consolidated financial statements and the representations of management and required communications from the Company’s independent registered public accountants, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
Philip E. Coviello, Chairman
Frank Lourenso
Mary Hogan Preusse
Valerie Richardson
Richard Saltzman

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

52       Kimco Realty Corporation 2020 PROXY STATEMENT

PROPOSAL 2 ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our stockholders with a vote for the approval, on a non-binding, advisory basis, of the Company’s executive compensation, as disclosed in this Proxy Statement in accordance with the SEC Rules.

Our Board of Directors is committed to corporate governance best practices and recognizes the substantial interests that stockholders have in executive compensation matters. The Executive Compensation Committee of our Board of Directors has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve long-term Company performance	●Align executive compensation with the Company’s and the individual’s performance ●Make a substantial portion of total compensation variable with performance
Align executives’ and stockholders’ interests
●Provide executives with the opportunity to participate in the ownership of the Company
●Reward executives for long-term growth in the value of our stock
●Link executive pay to specific, measurable results intended to create value for stockholders

Motivate executives to achieve key performance goals
●Compensate executives with performance-based awards that depend upon the achievement of established corporate targets
●Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Attract and retain a talented executive team	●Utilize an independent compensation consultant and market survey data to understand pay relative to peer companies

We encourage stockholders to review the Compensation Discussion and Analysis section beginning on page 30 of this Proxy Statement, which describes in detail our executive compensation philosophy and the design of our executive compensation programs. Our Board of Directors believes the Company’s executive compensation programs are effective in creating value for our stockholders and moving the Company towards realizing its long-term goals.

The Company has determined to hold a Say-on-Pay advisory vote every year, and the next Say-on-Pay advisory vote shall occur at the 2021 Annual Meeting of Stockholders. In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), we are asking our stockholders to approve the compensation of our NEOs by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table for 2019 and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board of Directors or the Executive Compensation Committee. Although the vote is advisory and non-binding, the Company, the Board of Directors and the Executive Compensation Committee value the input of the Company’s stockholders, and the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

VOTE REQUIRED

The vote on the advisory resolution to approve the Company’s executive compensation requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this advisory vote, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Kimco Realty Corporation 2020 PROXY STATEMENT       53

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP was engaged to perform the integrated audit of the Company’s consolidated financial statements and of its internal control over financial reporting as of December 31, 2019. There are no affiliations between the Company and PricewaterhouseCoopers LLP, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table provides information relating to the fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2019 and 2018:

Type of Fees	2019	2018
Audit Fees(1)	$1,826,532	$1,689,988
Audit-Related Fees(2)	$550,000	—
Tax Fees	—	—
All Other Fees(3)	$2,700	$2,700
Total	$2,379,232	$1,692,688

(1) Audit fees include all fees for services in connection with (i) the annual integrated audit of the Company’s fiscal 2019 and 2018 financial statements and internal control over financial reporting included in its annual reports on Form 10-K, (ii) the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, (iii) as applicable, the consents and other required letters issued in connection with debt and equity offerings and the filing of the Company’s shelf registration statement, current reports on Form 8-K and proxy statements during 2019 and 2018, (iv) ongoing consultations regarding accounting for new transactions and pronouncements and (v) out of pocket expenses.
(2) Audit-Related Fees consisted of fees billed for audit procedures relating to the implementation of the Company’s new operating and accounting software system.
(3) All other fees consisted of fees billed for other products and services. The fees relate to a publication subscription service and software licensing for accounting and professional standards.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PricewaterhouseCoopers LLP. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent registered public accountants.

On an ongoing basis, management communicates specific projects and categories of services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent registered public accountants. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services as compared to the approved amounts. The Audit Committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that such pre-approvals are reported on at a subsequent Audit Committee meeting. All services performed for 2019 and 2018 were pre-approved by the Audit Committee.

54       Kimco Realty Corporation 2020 PROXY STATEMENT

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020. PricewaterhouseCoopers LLP has been retained as the Company’s external auditor continuously since 1986. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm. Additionally, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PricewaterhouseCoopers LLP’s new lead engagement partner. The members of the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company.
VOTE REQUIRED

The ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2020 requires the affirmative vote of a majority of the votes cast on the matter. For purposes of this proposal, abstentions will not be counted as votes cast and will have no effect on the result of the vote. Because brokers have discretionary voting authority with regard to this proposal under the rules of the NYSE, we do not expect any broker non-votes for this proposal.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE UNANIMOUSLY RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020.

Kimco Realty Corporation 2020 PROXY STATEMENT       55

PROPOSAL 4 APPROVAL OF THE 2020 EQUITY PARTICIPATION PLAN

We are asking our stockholders to consider and approve the adoption of the Kimco Realty Corporation 2020 Equity Participation Plan (the “2020 Plan”), which is a successor to the Restated Kimco Realty Corporation 2010 Equity Participation Plan (the “Existing Plan”). The Board approved the 2020 Plan on March 10, 2020, subject to stockholder approval.

We strongly believe that an employee equity compensation program is a necessary and powerful incentive and retention tool that benefits all stockholders. We depend on the performance and commitment of our employees and directors to succeed. The use of equity-based long-term incentives assists us in attracting and retaining highly qualified employees and directors. Providing equity grants creates long-term participation in the Company and aligns the interests of our employees and directors with the interests of our stockholders. The use of equity awards as compensation also allows the

Company to conserve cash resources for other important purposes. The ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees, and the Board has consequently determined that approval of the 2020 Plan is reasonable and appropriate at this time.

The Existing Plan was first adopted by the Board in March 2010 and approved by our stockholders in May 2010. The Existing Plan expired in March 2020. Accordingly, unless the 2020 Plan is approved, we will not be able to continue making equity compensation grants to our employees, consultants and non-employee directors. The 2020 Plan will become effective immediately upon stockholder approval at the Annual Meeting. If the 2020 Plan is not approved by our stockholders, the 2020 Plan will not become effective. Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan.

OVERVIEW OF THE 2020 PLAN

If approved by our stockholders, the 2020 Plan includes, among other things, the following changes as compared to the Existing Plan:

Provision	Description of Change
Removal of Certain Provisions Related to Section 162(m) of the Code
The 2020 Plan will not include certain provisions which were otherwise required for awards to qualify as “performance-based compensation,” as described in Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), prior to its repeal. Prior to the Tax Cuts and Jobs Act (“TCJ Act”), an exception to Section 162(m) of the Code allowed performance-based compensation that met certain requirements to be tax deductible without regard to the deduction limits imposed by Section 162(m) of the Code. This qualified performance-based compensation exception was repealed as part of the TCJ Act. The 2020 Plan removes certain provisions which were otherwise required for awards to qualify as performance-based compensation under this exception prior to its repeal. Awards granted under the Existing Plan prior to November 2, 2017 may be grandfathered under the old law pursuant to certain limited transition relief provided by the TCJ Act.

Non-Employee Director Compensation
The 2020 Plan includes a new non-employee director compensation limit. Specifically, the 2020 Plan provides that, for any compensation granted to non-employee directors, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of any awards granted under the 2020 Plan to a non-employee director may not exceed $500,000. The Compensation Committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

56       Kimco Realty Corporation 2020 PROXY STATEMENT

Provision	Description of Change
Withholding Rule	We may withhold (or allow the surrender of) shares to satisfy applicable federal, state, local and foreign taxes arising under the 2020 Plan based on the maximum statutory withholding rates.
Claw-Back Provision
All awards granted under the 2020 Plan (including any proceeds, gains or other economic benefit the holder actually or constructively receives upon receipt or exercise of any award or the receipt or resale of any shares of common stock underlying the award) will be subject to any claw-back policy of the Company as set forth in such claw-back policy or the applicable award agreement.

Elimination of Fungible Share Pool
The Existing Plan provided that the aggregate number of shares available for issuance under the Existing Plan shall be reduced by 3 1/3 shares for each share delivered in settlement of any award other than an option, a SAR or any other award for which the holder pays the intrinsic value existing as of the date of grant (such award, a “Full Value Award”). The 2020 Plan provides that each share delivered in settlement of a Full Value Award shall reduce the aggregate number of shares available for issuance under the 2020 Plan on a one-for-one basis.

Increase in the Number of Shares Available for Grant	The 2020 Plan will reserve 10,000,000 shares of common stock for issuance.

BENEFITS OF THE 2020 PLAN

The 2020 Plan will provide us with the flexibility to effectively use the shares under the 2020 Plan to provide incentives to our employees and directors. The 2020 Plan contains provisions we believe are consistent with best practices in equity compensation and which we believe further protect the interests of our stockholders. These include:

●	No Discounted Options or Stock Appreciation Rights. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

●
No Repricing Without Stockholder Approval. Other than in connection with certain corporate transactions, we may not reduce the exercise price of an option or SAR, cancel an option or SAR in exchange for cash, a new award or an option or SAR with an exercise price that is less than the exercise price of the original option or SAR, in each case, unless such action is approved by the stockholders.

●
No Liberal Share Recycling. Shares used to pay the grant or exercise price of an award or the withholding taxes related to an outstanding award do not become available for issuance for future awards under the 2020 Plan.

●	No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the plan administrator.

●	No Evergreen Provision. The 2020 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance can be automatically replenished.

●	No Automatic Grants. The 2020 Plan does not provide for automatic grants to any individual.

●	No Tax Gross-Ups. The 2020 Plan does not provide for any tax gross-ups.

STOCKHOLDER APPROVAL REQUIREMENT

Stockholder approval of the 2020 Plan is necessary in order for us to meet the stockholder approval requirements of the NYSE. To the extent required under the Code, approval of the 2020 Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to incentive stock options (“ISOs”).
If the 2020 Plan is not approved by our stockholders, the 2020 Plan will not become effective. Awards granted under the Existing Plan will continue to be subject to the terms and conditions of the Existing Plan.

Kimco Realty Corporation 2020 PROXY STATEMENT       57

SUMMARY OF THE 2020 PLAN

The principal features of the 2020 Plan are summarized below, but the summary is qualified in its entirety by reference to the 2020 Plan itself, which is attached as Annex B to this proxy statement.

PURPOSE

The purpose of the 2020 Plan is to promote the success and enhance the value of the Company by linking the individual interests of our directors, employees and consultants with those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns for our stockholders. The 2020 Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of our directors, employees and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ELIGIBILITY AND ADMINISTRATION

Our employees, consultants and directors, and the employees, consultants and directors of our subsidiaries, will be eligible to receive awards under the 2020 Plan, but only employees of the Company and subsidiary corporations may be granted ISOs. As of March 9, 2020, there were six non-employee directors, zero consultants and 506 employees who would have been eligible for awards under the 2020 Plan.

The 2020 Plan will be administered by the Committee, which may delegate its duties and responsibilities to committees of our directors or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under applicable laws, including Section 16 of the Exchange Act, and stock exchange rules, as applicable. The full Board, acting by a majority of its members in office, shall conduct the general administration of the 2020 Plan with respect to awards granted to non-employee directors. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2020 Plan, subject to its express terms and conditions. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2020 Plan.

SHARES AVAILABLE FOR AWARDS

The aggregate number of shares of our common stock that will be authorized for issuance under the 2020 Plan will equal 10,000,000 shares which amount may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Certain Transactions.”
If approved, the issuance of the 10,000,000 shares to be reserved under the 2020 Plan represents approximately 2.3% of the number of shares of our common stock outstanding as of December 31, 2019. In 2019, 2018 and 2017, equity awards representing a total of approximately 1,291,760 shares, 1,398,650 shares and 782,282 shares, respectively, were granted under the Existing Plan, assuming target performance for our performance shares. This level of equity awards represents an annual equity burn rate of 0.3%, 0.3% and 0.2%, respectively, and a three-year average burn rate of 0.3%. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the year by the weighted average number of shares outstanding during the period.

If our stockholders approve the 2020 Plan, we estimate that the shares reserved for issuance under the 2020 Plan would be sufficient for up to eight additional years of awards, based on projected employee headcount and historical grant practices.

If shares subject to an award under the 2020 Plan are forfeited or expire or such award is settled for cash (in whole or in part) following the date the stockholders approve the 2020 Plan, such shares will again be available for new grants under the 2020 Plan. However, the 2020 Plan does not allow the shares available for grant under the 2020 Plan to be recharged or replenished with shares that:

●	are tendered or withheld to satisfy the exercise price of the option;

●	are tendered or withheld to satisfy tax withholding obligations for an award;

●	are subject to a SAR but are not issued in connection with the stock settlement of the SAR; or

●	are purchased by us on the open market with cash proceeds from the exercise of options.

Awards granted under the 2020 Plan in substitution for any options or other stock or stock-based awards granted by an entity before the entity’s merger or consolidation with us (or any of our subsidiaries) or our (or any subsidiary’s) acquisition of the entity’s property or stock will not reduce the shares available for grant under the 2020 Plan.

58       Kimco Realty Corporation 2020 PROXY STATEMENT

INDIVIDUAL AWARD LIMITS

The maximum aggregate number of shares of our common stock with respect to which one or more awards may be granted under the 2020 Plan to any one person during any calendar year is 750,000 shares, and the maximum amount payable in cash during any calendar year to any one person with respect to one or more awards that do not relate to shares and are payable in cash is $2,000,000.

PROVISIONS OF THE 2020 PLAN RELATING TO DIRECTOR COMPENSATION

The 2020 Plan provides that the plan administrator may establish compensation for non-employee directors from time to time subject to the 2020 Plan’s limitations. The Board or its authorized committee may modify non-employee director compensation from time to time in the exercise of its business judgment, taking into account factors, circumstances and considerations as it deems relevant from time to time, provided that the sum of any cash or other compensation and the grant date fair value of any equity awards granted as compensation for services as a non-employee director may not exceed $500,000 in any fiscal year. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

AWARDS

The 2020 Plan provides for the grant of stock options, including ISOs, and non-qualified stock options (“NSOs”), SARs, restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalents, stock payments and deferred stock awards. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. Awards granted under the 2020 Plan shall become vested over a period of not less than three years (which shall be measured from the commencement of the applicable performance period), and no portion of an award shall become vested prior to the first anniversary of the date of grant, provided that (i) the plan administrator may waive such vesting restrictions upon the holder’s death, disability, retirement or termination of service without cause and (ii) awards that result in the issuance of an aggregate of up to 5% of the shares available for issuance under the 2020 Plan may be granted without respect to such minimum vesting provisions. A brief description of each award type follows:

●	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and other conditions.

●	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and other conditions.

●	Restricted Stock. Restricted stock is an award of non-transferable shares of our common stock that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. Upon issuance of restricted stock, recipients generally have the rights of a stockholder with respect to such shares, which generally include the right to receive dividends and other distributions in relation to the award. The terms and conditions applicable to restricted stock will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.

●	Restricted Stock Units. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2020 Plan.

●	Performance Awards. Performance awards may be granted on an individual or group basis. Generally, these awards will be based upon the attainment of specific performance goals that are established by the plan administrator and relate to one or more performance criteria on a specified date or dates determined by the plan administrator. Performance awards may be paid in cash, shares or a combination of both.

●	Dividend Equivalents. Dividend equivalents may be granted pursuant to the 2020 Plan, except that no dividend equivalents may be payable with respect to options or SARs pursuant to the 2020 Plan. A dividend equivalent is the right to receive the equivalent value of dividends paid on shares. Dividend equivalents that are granted by the plan

Kimco Realty Corporation 2020 PROXY STATEMENT       59

administrator are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, or is distributed or expires, as determined by the plan administrator. Such dividend equivalents are converted to cash or additional shares of the Company’s common stock by such formula, at such time and subject to such limitations as may be determined by the plan administrator. Any dividend equivalents with respect to an award with performance-based vesting that are based on dividends paid prior to the vesting of such award are only paid out to the holder to the extent that the performance-based vesting conditions are subsequently satisfied and the award vests.

●	Stock Payments. Stock payments may be granted pursuant to the 2020 Plan. A stock payment is a payment in the form of shares of the Company’s common stock or an option or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. The number or value of shares of any stock payment is determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the 2020 Plan, or other specific criteria determined by the plan administrator. Except as otherwise determined by the plan administrator, shares underlying a stock payment which is subject to a vesting schedule or other conditions set by the plan administrator are not issued until those conditions have been satisfied. Stock payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

●	Deferred Stock. Deferred stock may be granted pursuant to the 2020 Plan. Deferred stock is a right to receive shares of common stock. The number of shares of deferred stock is determined by the plan administrator and may be based on achieving one or more of the performance criteria set forth in the 2020 Plan, or other specific criteria determined by the plan administrator, in each case on a specified date or dates or over any period or periods determined by the plan administrator. Except as otherwise determined by the plan administrator, shares underlying a deferred stock award which is subject to a vesting schedule or other conditions set by the Administrator are not issued until those conditions have been satisfied. Deferred stock awards may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Deferred stock may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, and there may be certain tax consequences if the requirements of Section 409A of the Code are not met.

PAYMENT METHODS

The plan administrator determines the methods by which payments by any award holder with respect to any awards granted under the 2020 Plan may be paid, the form of payment, including, without limitation: (1) cash or check; (2) shares of our common stock issuable pursuant to the award or held for such period of time as may be required by the plan administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate payments required; (3) delivery of a written or electronic notice that the award holder has placed a market sell order with a broker with respect to shares of our common stock then issuable upon exercise or vesting of an award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to us in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to us upon settlement of such sale; or (4) other form of legal consideration acceptable to the plan administrator. However, no participant who is a member of the Board of Directors or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act is permitted to make payment with respect to any awards granted under the 2020 Plan, or continue any extension of credit with respect to such payment in any method which would violate the prohibitions on loans made or arranged by the Company as set forth in Section 13(k) of the Exchange Act. Only whole shares of common stock may be purchased or issued pursuant to an award. No fractional shares shall be issued and the plan administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

PROHIBITION ON REPRICING

Under the 2020 Plan, the plan administrator may not, except in connection with equity restructurings and certain other corporate transactions as described below, without the approval of our stockholders, authorize the repricing of any outstanding option or SAR to reduce its price per share, or cancel any option or SAR in exchange for cash or another award when the price per share exceeds the “fair market value” (as that term is defined in the 2020 Plan) of an underlying share.

CERTAIN TRANSACTIONS

In connection with certain corporate transactions and events affecting our common stock, including a change in control, or change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the 2020 Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes canceling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/ or with respect to which awards may be granted under the 2020 Plan and replacing or terminating awards under the 2020 Plan. Upon a change in control, if an award is assumed or an equivalent award is substituted and a holder has a termination of service by the Company without cause upon or within 12 months following a change in control, then such holder shall be fully vested in such assumed or substituted award. In the event that the successor corporation in a change in control refuses to assume or substitute the award, the plan administrator shall cause such award to become fully vested and exercisable upon such transaction (with any performance-based awards becoming vested based on either (as the plan administrator may determine) target level performance, pro-rated for the portion of the performance period that has elapsed, or actual performance as of the date of the change in control). In addition, in the event of certain non-reciprocal transactions with our stockholders, the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards as it deems appropriate to reflect the transaction.

60       Kimco Realty Corporation 2020 PROXY STATEMENT

FOREIGN PARTICIPANTS, CLAW-BACK PROVISIONS, TRANSFERABILITY AND PARTICIPANT PAYMENTS

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2020 Plan are generally non-transferable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, allow a holder to elect to have the Company withhold shares otherwise issuable under an award (or allow the surrender of shares) to satisfy such obligations.

PLAN AMENDMENT AND TERMINATION

The Board or the Committee may amend or terminate the 2020 Plan at any time; provided, however, that, except to the extent permitted by the 2020 Plan in connection with certain changes in capital structure, stockholder approval must be obtained for any amendment to (i) increase the number of shares available under the 2020 Plan, (ii) reduce the per share exercise price of any outstanding option or SAR, and (iii) cancel any option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares. The 2020 Plan will remain in effect until the tenth anniversary of its approval by the Board, unless earlier terminated by the Board. No awards may be granted under the 2020 Plan after its termination.

FEDERAL INCOME TAX CONSEQUENCES ASSOCIATED WITH THE 2020 PLAN

The federal income tax consequences of the 2020 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2020 Plan and is intended for general information only. The following discussion of federal income tax consequences does not purport to be a complete analysis of all of the potential tax effects of the 2020 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed, and may vary depending on individual circumstances and from locality to locality.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

A 2020 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or SAR. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an “incentive stock option” as defined in Section 422 of the Code. The 2020 Plan permits the grant of options that are intended to qualify as ISOs, as well as options that are not intended to so qualify; however, ISOs may be granted only to our employees and employees of our subsidiary corporations, if any. Upon exercising an option that does not qualify as an ISO when the fair market value of our stock is higher than the exercise price of the option, a 2020 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an ISO, a 2020 Plan participant generally will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

Kimco Realty Corporation 2020 PROXY STATEMENT       61

We will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling a SAR, a 2020 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

A 2020 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or RSUs. Upon the termination of restrictions on restricted stock or the payment of RSUs, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 2020 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We should be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

DIVIDEND EQUIVALENTS, STOCK PAYMENT AWARDS AND CASH-BASED AWARDS

A 2020 Plan participant generally will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents, stock payment awards or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

SECTION 409A OF THE INTERNAL REVENUE CODE

Certain types of awards under the 2020 Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the 2020 Plan and awards granted under the 2020 Plan will generally be structured and interpreted in a manner intended to comply with Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Code.

SECTION 162(m) OF THE INTERNAL REVENUE CODE

Under Section 162(m) of the Code, income tax deductions of publicly-traded companies may be limited to the extent total compensation (including, without limitation, base salary, annual bonus, stock option exercises, and restricted stock vesting) for certain current or former executive officers exceeds $1 million in any one taxable year. Prior to the TCJ Act, the deduction limit did not apply to certain “performance-based” compensation established by an independent compensation committee which conformed to certain restrictive conditions stated under the Code and related regulations. As part of the TCJ Act, the ability to rely on this qualified “performance-based” compensation exception was eliminated. Although the Existing Plan was structured with the intent that awards granted thereunder may meet the requirements for “performance-based” compensation under Section 162(m) of the Code, subject to certain transition relief rules, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.

Furthermore, although the Committee may have taken action to limit the impact of Section 162(m) of the Code, it also believes that deductibility of executive compensation is only one of several important considerations in setting compensation and reserves the right to approve executive compensation arrangements that are not fully tax deductible if it believes that doing so is in the best interests of Kimco or our stockholders.

EXCESS PARACHUTE PAYMENTS

Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of awards under the 2020 Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

State and local tax consequences may, in some cases differ from the federal tax consequences. The foregoing summary of the income tax consequences in respect of the 2020 Plan is for general information only. Interested parties should consult their own advisors as to specific tax consequences of their awards.

62       Kimco Realty Corporation 2020 PROXY STATEMENT

NEW PLAN BENEFITS

Awards under the 2020 Plan are subject to the discretion of the plan administrator, and no determinations have been made by the plan administrator as to any future awards that may be granted pursuant to the 2020 Plan. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2020 Plan.

INTEREST OF CERTAIN PERSONS IN THE 2020 PLAN

Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the 2020 Plan because they may, in the future receive awards under the 2020 Plan. Nevertheless, the Board believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors and officers by adopting the 2020 Plan.

VOTE REQUIRED

The approval of the adoption of the 2020 Plan requires the affirmative vote of a majority of the votes cast on the matter. Abstentions will have the effect of a vote against this proposal and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2020 PLAN.

Kimco Realty Corporation 2020 PROXY STATEMENT       63

OTHER MATTERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Messrs. Coviello, Dooley, Grills, Lourenso and Saltzman and Mses. Nicholas, Hogan Preusse and Richardson served on the Executive Compensation Committee of the Company. No member of the Executive Compensation Committee was, during 2019, an officer or employee of the Company, or was formerly an officer of the Company. See the discussion of certain relationships and related transactions beginning on page 50, some of which involve members of the Executive Compensation Committee. During 2019, none of the Company’s executive officers served on the board of directors or the compensation committee of any other entity that had one or more of its executive officers serving on the Company’s Board of Directors or its Executive Compensation Committee.

STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS

Stockholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2021 Annual Meeting of stockholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive offices by November 18, 2020 or not less than 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders at our 2021 Annual Meeting, but not included in Company’s proxy statement, may be made by a stockholder of record both at the time of giving notice by the stockholder and at the time of the Meeting who is entitled to vote in the election of each individual so nominated or on such other business and who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than 150 days and not later than 5:00 p.m., Eastern Time on the 120th day prior to the first anniversary of the date of the proxy statement for the 2020 Annual Meeting. In order for a nomination to be considered, proponents must provide all the information required by our current Bylaws. We also may require any proposed nominee to furnish such other information as may be reasonably required to determine whether the proposed nominee is eligible to serve as a director or that could be material to a reasonable stockholder’s understanding of the nominee’s independence or lack thereof. You can obtain a copy of the full text of the current Bylaw provision noted above by writing to our Secretary at our address listed on the cover of this Proxy Statement. Our current Bylaws were filed with the SEC as an exhibit to our annual report on Form 10-K for the year ended December 31, 2019.

DOCUMENTS INCORPORATED BY REFERENCE

This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Reference should be made to the Company’s annual report on Form 10-K for the year ended December 31, 2019, as certain portions of such document are incorporated herein by reference. The Company’s annual report on Form 10-K for the year ended December 31, 2019 is available upon request without charge. Requests may be oral or written and should be directed to the attention of the Secretary of the Company at the principal executive offices of the Company. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting shall be deemed incorporated by reference into this Proxy Statement and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein (or in a subsequently filed document which is also incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement, except as so modified or superseded.

Within the Investors section of the Company’s website located at www.kimcorealty.com, you can obtain, free of charge, a copy of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER BUSINESS

All shares represented by the accompanying proxy will be voted in accordance with the proxy. The Company knows of no other business which will come before the Meeting for action. However, as to any such business, the persons authorized to act as proxies will have authority to act in their discretion.

64       Kimco Realty Corporation 2020 PROXY STATEMENT

ANNEX A

Funds From Operations (“FFO”) is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies and should not be an alternative to net income in accordance with GAAP or as a measure of liquidity. Effective January 1, 2019, the Company adopted the NAREIT Funds From Operations White Paper – 2018 Restatement (the "FFO 2018 Restatement") which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income/(loss) available to the Company’s common shareholders computed in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change in control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis. Included in the FFO 2018 Restatement is an option for the Company to make an election to include or exclude gains and losses on the sale of assets and impairments of assets incidental to its main business in the calculation of FFO. In conjunction with the adoption of the FFO 2018 Restatement, the Company has elected to exclude gains/impairments on land parcels, gains/losses (realized or unrealized) from marketable securities and gains/impairments on preferred equity participations in NAREIT defined FFO.

We present FFO as adjusted as an additional supplemental measure as we believe it is more reflective of the Company’s core operating performance and provides investors and analysts an additional measure to compare the Company’s performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. We calculate FFO as adjusted (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with the calculation of FFO as described previously and excluding the effects of certain transactional income and expenses and non-operating impairments.

Our method of calculating FFO and FFO as adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that FFO and FFO as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS TO FFO AND FFO AS ADJUSTED (IN THOUSANDS, EXCEPT PER SHARE DATA) (UNAUDITED)

	Year Ended December 31,
	2019	2018(1)
Net income available to the Company’s common shareholders	$339,988	$439,604
Gain on sale of properties/change in control of interests	(79,218)	(236,058)
Gain on sale of joint venture properties/change in control of interests	(16,066)	(18,549)
Depreciation and amortization – real estate related	276,097	305,079
Depreciation and amortization – real estate joint ventures	40,954	43,483
Impairments charges (including real estate joint ventures)	55,945	86,072
Profit participation from other real estate investments, net	(7,300)	(10,595)
Loss/(gain) on marketable securities	(829)	3,487
Noncontrolling interests(2)	(1,193)	(2,755)
FFO available to the Company’s common shareholders	608,378	609,768
Transactional charges, net	11,738	3,275
FFO available to the Company’s common shareholders as adjusted	$620,116	$613,043
Weighted average shares outstanding for FFO calculations:
Basic	420,370	420,641
Units	826	835
Dilutive effect of equity awards	1,365	629
Diluted	422,561 (3)	422,105 (3)

FFO per common share – basic	$1.45	$1.45
FFO per common share – diluted	$1.44 (3)	$1.45 (3)
FFO as adjusted per common share – diluted	$1.47 (3)	$1.45 (3)

(1) Certain amounts have been reclassified in order to conform with the FFO 2018 Restatement adopted January 1, 2019.
(2) Related to gains, impairments and depreciation on properties, where applicable.
(3) Reflects the potential impact if certain units were converted to Common Stock at the beginning of the period. FFO would be increased by $868 and $916 for the years ended December 31, 2019 and 2018, respectively.

Kimco Realty Corporation 2020 PROXY STATEMENT       65

ANNEX A

Same property net operating income (“Same property NOI”) is a supplemental non-GAAP financial measure (within the meaning of the rules of the SEC) of real estate companies’ operating performance and should not be considered an alternative to net income in accordance with GAAP or as a measure of liquidity. The Company considers Same property NOI as an important operating performance measure because it is frequently used by securities analysts and investors to measure only the net operating income of properties that have been owned by the Company for the entire current and prior year reporting periods. It excludes properties under redevelopment, development and pending stabilization; properties are deemed stabilized at the earlier of (i) reaching 90% leased or (ii) one year following a project’s inclusion in operating real estate. Same property NOI assists in eliminating disparities in net income due to the development, acquisition or disposition of properties during the particular period presented, and thus provides a more consistent performance measure for the comparison of the Company’s properties.

Same property NOI is calculated using revenues from rental properties (excluding straight-line rent adjustments, lease termination fees and amortization of above/below market rents) less charges for bad debt, operating and maintenance expense, real estate taxes and rent expense plus the Company’s proportionate share of Same property NOI from unconsolidated real estate joint ventures, calculated on the same basis. The Company’s method of calculating Same property NOI available to the Company’s common shareholders may differ from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The following is a reconciliation of Net income available to the Company’s common shareholders to Same property NOI (in thousands):

RECONCILIATION OF NET INCOME AVAILABLE TO THE COMPANY’S COMMON SHAREHOLDERS TO SAME PROPERTY NOI (IN THOUSANDS) (UNAUDITED)

	Year Ended December 31,
	2019	2018
Net Income available to the Company’s common shareholders	$339,988	$439,604
Adjustments:
Management and other fee income	(16,550)	(15,159)
General and administrative	96,942	87,797
Impairment charges	48,743	79,207
Depreciation and amortization	277,879	310,380
Gain on sale of properties/change in control of interests	(79,218)	(229,840)
Interest and other expense, net	165,581	183,060
(Benefit)/Provision for income taxes, net	(3,317)	1,600
Equity in income of other real estate investments, net	(26,076)	(29,100)
Net income attributable to noncontrolling interests	2,956	668
Preferred stock redemption charges	18,528	-
Preferred dividends	52,089	58,191
Non same property net operating income	(103,464)	(137,134)
Non-operational expense from joint ventures, net	59,992	60,417
Same Property NOI	$834,073	$809,691

66       Kimco Realty Corporation 2020 PROXY STATEMENT

ANNEX A

EBITDA (a non-GAAP financial measure within the meaning of the rules of the SEC) is calculated as net income before (i) interest, (ii) taxes, (iii) gains from sales of operating properties and change in control of interests, (iv) impairments of depreciable real estate, (v) impairments of non-consolidated entities that are in-substance real estate investments and (vi) depreciation and amortization. EBITDA as adjusted excludes the effects of non-operating transactional income and expenses. We calculate EBITDA as adjusted (a non-GAAP financial measure within the meaning of the rules of the SEC) starting with EBITDA as described in the previous sentence and excluding the effects of non-operating impairments and certain transactional income and expenses.

Our method of calculating EBITDA and EBITDA as adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. We believe that EBITDA and EBITDA as adjusted, are important metrics in determining the success of our business as a real estate owner and operator. See the reconciliations to the applicable GAAP measure below.

RECONCILIATION OF NET INCOME TO EBITDA AND EBITDA AS ADJUSTED (IN THOUSANDS) (UNAUDITED)

	Year Ended December 31,
	2019	2018(1)
Net Income	$413,561	$498,463
Interest	177,395	183,339
Early extinguishment of debt charges	-	12,762
Other interest	-	(3,428)
Depreciation and amortization	277,879	310,380
Gain on sale of properties/change in control of interests	(79,218)	(236,145)
Gain on sale of joint venture properties/change in control of interests	(16,066)	(18,549)
Impairment charges	51,129	79,207
Impairment of joint venture property	5,670	6,865
(Benefit)/provision for income taxes	(3,317)	1,601
Consolidated EBITDA	827,033	834,496
Transactional income, net	(17,306)	(16,915)
Consolidated EBITDA as adjusted	$809,727	$817,581

Consolidated EBITDA	$827,033	$834,496
Pro-rata share of interest expense - real estate joint ventures	26,413	28,951
Pro-rata share of depreciation and amortization - real estate joint ventures	40,954	43,483
EBITDA including pro-rata share - joint ventures	894,400	906,930
Transactional income, net	(17,306)	(16,915)
EBITDA as adjusted including pro-rata share - joint ventures	$877,094	$890,015

(1)	Certain amounts have been reclassified in order to conform with the current year’s presentation.

Kimco Realty Corporation 2020 PROXY STATEMENT       67

ANNEX B

KIMCO REALTY CORPORATION 2020 EQUITY PARTICIPATION PLAN

ARTICLE 1.
PURPOSE

The purpose of the Kimco Realty Corporation 2020 Equity Participation Plan (the “Plan”) is to promote the success and enhance the value of Kimco Realty Corporation (the “Company”) by linking the individual interests of the Eligible Individuals to those of Company stockholders and by providing such Eligible Individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Eligible Individuals upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 11. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2 “Affiliate” shall mean (a) Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company or (ii) any Subsidiary.

2.3 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4 “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.5 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.6 “Award Limit” shall mean with respect to Awards that shall be payable in Shares or in cash, as the case may be, the respective limits set forth in Section 3.3 and Section 3.4.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean (a) a transaction or series of transactions resulting in more than 50% of the voting stock of the Company being held by a Person or Group (as defined in Rule 13d-5 under the Exchange Act) that does not include the Company; (b) the date on which a majority of the members of the Board is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; (c) the consummation by the Company of a sale or other disposition of all or substantially all of the assets of the Company, in any single transaction or series of related transactions, to a Person (as defined in Rule 13d-5 under the Exchange Act) who is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; (d) a merger, consolidation, reorganization or business combination of the Company into another entity which is not an affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction; or (e) the approval by the Company’s stockholders of a liquidation or dissolution of the Company; provided, that the transaction or event described in (a), (b), (c), (d) or (e) constitutes a “change in control event” as defined in Section 1.409A-3(i)(5) of the Department of Treasury Regulations.

68       Kimco Realty Corporation 2020 PROXY STATEMENT

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

2.11 “Common Stock” shall mean the common stock of the Company, par value $0.01 per share.

2.12 “Company” shall mean Kimco Realty Corporation, a Maryland corporation.

2.13 “Consultant” shall mean any consultant or adviser if (a) the consultant or adviser renders “significant services” as defined in Treasury regulation §1.409A-1(f)(2)(iii) to the Company and otherwise meets the requirements for a “service provider” as set forth in Treasury regulation §1.409A-1(f) with respect to the Company or of any corporation which is an Affiliate; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

2.14 “Deferred Stock” shall mean a right to receive Shares, pursuant to a deferred compensation arrangement or otherwise, awarded under Section 8.4.

2.15 “Director” shall mean a member of the Board, as constituted from time to time.

2.16 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 8.2.

2.17 “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18 “Effective Date” shall mean the date the Plan is approved by the Board, subject to approval of the Plan by the Company’s stockholders.

2.19 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.20 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company, of Kimco Realty Services, Inc., or of any corporation which is a Subsidiary.

2.21 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.22 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.24 “Full Value Award” shall mean any Award other than (i) an Option, (ii) a Stock Appreciation Right or (iii) any other Award for which the Holder pays the intrinsic value existing as of the date of grant (whether directly or by foregoing a right to receive a payment from the Company or any Affiliate).

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2.25 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.26 “Holder” shall mean an Eligible Individual who has been granted an Award.

2.27 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.29 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.30 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.31 “Parent” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.32 “Performance Award” shall mean a Performance Share award or a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 8.1.

2.33 “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(a) The Performance Criteria that shall be used to establish Performance Goals may include, but are not limited to, the following: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings, income or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital or invested capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, cost reduction or savings; (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Common Stock or appreciation in the fair market value of Common Stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices; provided, that, to the extent applicable, each of the business criteria described in this subsection (a) shall be determined in accordance with Applicable Accounting Standards.

(b) The Administrator may, in its sole discretion, provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions; (xx) items related to changes in Applicable Accounting Standards; or (xxi) items reflecting adjustments to funds from operations with respect to straight-line rental income as reported in the Company’s Exchange Act reports.

2.34 “Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal may be determined in accordance with Applicable Accounting Standards.

2.35 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, a Performance Award.

2.36 “Performance Shares” shall mean the right to receive shares of Common Stock and/or Restricted Stock awarded under Section 8.1(c).

70       Kimco Realty Corporation 2020 PROXY STATEMENT

2.37 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined under the instructions to use of the Form S-8 Registration Statement under the Securities Act, after taking into account any state, federal, local or foreign tax and securities laws applicable to transferable Awards.

2.38 “Plan” shall mean this Kimco Realty Corporation 2020 Equity Participation Plan, as it may be amended or restated from time to time.

2.39 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.40 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.41 “Restricted Stock Units” shall mean the right to receive Shares awarded under Section 8.5.

2.42 “Retirement” of a Holder shall mean his Termination of Service on or after his sixty-fifth (65th) birthday or his completion of thirty (30) full (not necessarily consecutive) years of employment, consultancy or directorship, as the case may be, with the Company.

2.43 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.44 “Shares” shall mean shares of Common Stock.

2.45 “Stock Appreciation Right” shall mean a stock appreciation right granted under Article 9.

2.46 “Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 8.3.

2.47 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing more than fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.48 “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.49 “Termination of Service” shall mean,

(a) As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or an Affiliate is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or Retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Affiliate.

(b) As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or Retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

(c) As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or Retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service with the Company or any Affiliate.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Terminations of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Affiliate employing or contracting with such Holder ceases to remain an Affiliate following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

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ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 12.2 and Section 3.1(b), the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be 10,000,000 Shares.

(b) If any Shares subject to an Award are forfeited or expire or such Award is settled for cash (in whole or in part), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 3.1(a) and will not be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder, or a lower price (as adjusted for corporate events), so that such shares are returned to the Company will again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2 Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.2, the maximum aggregate number of Shares with respect to one or more Awards that may be granted to any one person during any calendar year shall be 750,000 and the maximum amount payable in cash during any calendar year to any one person with respect to one or more Awards that do not relate to Shares and are payable in cash shall be $2,000,000.

3.4 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Committee may establish compensation for Non-Employee Directors from time to time, subject to the limitations in the Plan. The Committee will from time to time determine the terms, conditions and amounts of all such Non-Employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, provided that the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a Non-Employee Director as compensation for services as a Non-Employee Director during any fiscal year of the Company may not exceed $500,000. The Committee may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Committee may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

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ARTICLE 4.
GRANTING OF AWARDS

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Employment. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Affiliate, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Affiliate.

4.5 Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange, the Administrator, in its sole discretion, shall have the power and authority to (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with applicable foreign laws or listing requirements of any such foreign securities exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/ or modifications shall increase the share limitations contained in Sections 3.1, 3.3 and 3.4; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign securities exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act, any other securities law or governing statute, the rules of the securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law.

4.6 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

ARTICLE 5.
GRANTING OF OPTIONS

5.1 Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine which shall not be inconsistent with the Plan.

5.2 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or any “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Affiliate or parent corporation thereof (each as defined in Section 424(f) and (e) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of stock shall be determined as of the time the respective options were granted.

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5.3 Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4 Option Term. The term of each Option shall be set by the Administrator in its sole discretion; provided, however, that no Option may be exercised to any extent by anyone after the first to occur of the following events:

(a) In the case of an Incentive Stock Option, (i) the expiration of ten years from the date the Option was granted, or (ii) in the case of a Greater Than 10% Stockholder, the expiration of five years from the date the Incentive Stock Option was granted;

(b) In the case of a Non-Qualified Stock Option, the expiration of ten years and one day from the date the Non-Qualified Stock Option was granted;

(c) Except (i) in the case of any Holder who is disabled (within the meaning of Section 22(e)(3) of the Code) or (ii) as otherwise determined by the Administrator in its discretion either pursuant to the terms of an applicable Award Agreement or by action of the Administrator taken at the time of the Holder’s Termination of Services, the expiration of three months from the date of the Holder’s Termination of Services for any reason other than such Holder’s death (unless the Holder dies within said three-month period) or Retirement;

(d) In the case of a Holder who is disabled (within the meaning of Section 22(e)(3) of the Code), the expiration of one year from the date of the Holder’s Termination of Services for any reason other than such Holder’s death (unless the Holder dies within said one-year period) or Retirement;

(e) The expiration of one year from the date of the Holder’s death; or

(f) In the case of the Holder’s Retirement, the earlier of (i) the date the Holder engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, or (ii) the expiration of the term of the Option in accordance with clause (a) or (b) above.

Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, in each case, to the extent that such extension does not constitute a repricing or a cash buyout under Section 10.6, and may amend any other term or condition of such Option relating to such a Termination of Service.

5.5 Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, any of the Performance Criteria, or any other criteria selected by the Administrator. After grant of an Option, in connection with or following a Holder’s Termination of Service, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option vests.

(b) No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Program, the Award Agreement or by action of the Administrator following the grant of the Option.

5.6 Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided, that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.7 Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price and remaining term as the substituted Option.

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ARTICLE 6.
EXERCISE OF OPTIONS

6.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations, the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded or any other applicable law. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes to the stock administrator of the Company for the shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Section 10.1 and 10.2.

6.3 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

ARTICLE 7.
AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock.

(a) The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value of the Shares to be purchased, unless otherwise permitted by applicable state law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a stockholder with respect to said shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the sole discretion of the Administrator, any extraordinary distributions with respect to the Shares shall be subject to the restrictions set forth in Section 7.3.

7.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of

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the Program or the Award Agreement in the event of a Change in Control or the applicable Holder’s Retirement, death or disability. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. Except as otherwise provided by any written agreement between the Company and any applicable Holder, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration, upon the Holder’s Termination of Services with the Company.

7.4 Repurchase or Forfeiture of Restricted Stock. If no price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the Program or the Award Agreement. The Administrator in its sole discretion may provide that in the event of certain events, including a Change in Control, the Holder’s death, Retirement or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

7.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock must include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its sole discretion, retain physical possession of any stock certificate until such time as all applicable restrictions lapse.

7.6 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

ARTICLE 8.
AWARD OF PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS,
DEFERRED STOCK, STOCK PAYMENTS, RESTRICTED STOCK UNITS

8.1 Performance Awards.

(a) The Administrator is authorized to grant Performance Awards (including Performance Share Awards) to any Eligible Individual. The value of Performance Awards may be linked to any one or more of the Performance Criteria or other specific criteria determined by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Performance Awards may be paid in cash, Shares (including shares of Restricted Stock), or both, as determined by the Administrator.

(b) Without limiting Section 8.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

(c) The Administrator is authorized to grant Performance Share Awards to any Eligible Individual. The number and terms and conditions of Performance Shares shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Performance Shares shall become vested and shall determine to what extent such Performance Shares have vested, based upon such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including total stockholder return of the Company relative to the range of total return to stockholders of the constituent companies in a specific peer group of the Company, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Performance Shares shall be payable in shares of Common Stock and/or Restricted Stock. To the extent Performance Shares are payable in shares of Restricted Stock, the Administrator shall, subject to the terms and provisions with respect to Restricted Stock set forth in Article 7, specify the conditions and dates upon which the shares of Restricted Stock underlying the Performance Shares shall be issued and the conditions and dates upon which such shares of Restricted Stock shall become vested and nonforfeitable, which dates shall not be earlier than the date as of which the Performance Shares vest.

8.2 Dividend Equivalents.

(a) Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

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(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.3 Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, determined by the Administrator. Unless otherwise provided by the Administrator, shares underlying a Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company stockholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual, pursuant to such policies and procedures as may be established by the Administrator.

8.4 Deferred Stock. The Administrator is authorized to grant Deferred Stock to any Eligible Individual. The number of shares of Deferred Stock shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Affiliate, as the Administrator determines, in each case on a specified date or dates or over any period or periods determined by the Administrator. Unless otherwise provided by the Administrator, shares underlying a Deferred Stock award which is subject to a vesting schedule or other conditions or criteria set by the Administrator will not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company stockholder with respect to such Deferred Stock until such time as the Award has vested and the Shares underlying the Award have been issued to the Holder. Awards of Deferred Stock may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual, pursuant to such policies and procedures as may be established by the Administrator.

8.5 Restricted Stock Units. The Administrator is authorized to grant Restricted Stock Units to any Eligible Individual. The number and terms and conditions of Restricted Stock Units shall be determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including conditions based on one or more Performance Criteria or other specific criteria, including service to the Company or any Affiliate, in each case on a specified date or dates or over any period or periods, as determined by the Administrator. The Administrator shall specify, or permit the Holder to elect, the conditions and dates upon which the Shares underlying the Restricted Stock Units which shall be issued, which dates shall not be earlier than the date as of which the Restricted Stock Units vest and become nonforfeitable and which conditions and dates shall be subject to compliance with Section 409A of the Code. Restricted Stock Units may be paid in cash, Shares, or both, as determined by the Administrator. On the distribution dates, the Company shall issue to the Holder one unrestricted, fully transferable Share (or the Fair Market Value of one such Share in cash) for each vested and nonforfeitable Restricted Stock Unit.

8.6 Term. To the extent applicable, the term of an Award described in this Article 8 shall be set by the Administrator in its sole discretion.

8.7 Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of an Award described in this Article 8; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by applicable law.

8.8 Exercise upon Termination of Service. An Award described in this Article 8 is exercisable or distributable only while the Holder is an Employee, Director or Consultant, as applicable. The Administrator, however, in its sole discretion may provide that an Award described in this Article 8 may be exercised or distributed subsequent to a Termination of Service in certain events, including a Change in Control, the Holder’s death, Retirement or disability or any other specified Termination of Service.

ARTICLE 9.
AWARD OF STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights.

(a) The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine consistent with the Plan.

(b) A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

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(c) Notwithstanding the foregoing provisions of Section 9.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the price per share of the shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided, that the excess of (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof does not exceed the excess of (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

9.2 Stock Appreciation Right Vesting.

(a) The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Affiliate, or any other criteria selected by the Administrator. After grant of a Stock Appreciation Right, in connection with or following a Holder’s Termination of Service, the Administrator may, in its sole discretion and subject to whatever terms and conditions it selects, accelerate the period during which a Stock Appreciation Right vests.

(b) No portion of a Stock Appreciation Right which is unexercisable at Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program or Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right.

9.3 Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the stock administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal, state or foreign securities laws or regulations. The Administrator may, in its sole discretion, also take whatever additional actions it deems appropriate to effect such compliance; and

(c) In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 9.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right.

9.4 Stock Appreciation Right Term. The term of each Stock Appreciation Right shall be set by the Administrator in its sole discretion; provided, however, that the term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the expiration date of the Stock Appreciation Right term. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder, the Administrator may extend the term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, in each case, to the extent that such extension does not constitute a repricing or cash buyout under Section 10.6, and may amend any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

9.5 Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 9 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 10.
ADDITIONAL TERMS OF AWARDS

10.1 Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation, (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided, that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to

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be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the maximum statutory withholding rates (or such lower rate as may be determined by the Company or, with respect to any person who is subject to the reporting requirements of Section 16(a) of the Exchange Act, the Committee, after considering any accounting consequences or costs) for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Section 10.3(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to the Holder under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions:

(i) An Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;

(ii) An Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and

(iii) The Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal, state and foreign securities laws and (C) evidence the transfer.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married and resides in a community property state, a designation of a person other than the Holder’s spouse as his or her beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided, that such change or revocation is filed with the Administrator prior to the Holder’s death.

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10.4 Conditions to Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All Share certificates delivered pursuant to the Plan and all shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Administrator may place legends on any Share certificate or book entry to reference restrictions applicable to the Shares.

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) No fractional Shares shall be issued and the Administrator shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding down.

(e) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by any applicable law, rule or regulation, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

10.5 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written or electronic instrument, that (a) (i) any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Shares underlying the Award, must be paid to the Company, and (ii) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (b) (i) a Termination of Service occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Service for “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder).

10.6 Prohibition on Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Subject to Section 12.2, the Administrator shall have the authority, without the approval of the stockholders of the Company, to amend any outstanding award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

10.7 Award Vesting Limitations. Awards (including Options and Full Value Awards) made to Eligible Individuals shall become vested over a period of not less than three years (which shall be measured from the commencement of the applicable performance period), and no portion of any Award shall become vested prior to the first anniversary of the date of grant; provided, however, that, notwithstanding the foregoing, (a) the Administrator may lapse or waive such vesting restrictions upon the Holder’s death, disability, Retirement, or Termination of Service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder) and (b) Awards (including Options and Full Value Awards) that result in the issuance of an aggregate of up to 5% of the shares of Stock available pursuant to Section 3.1(a) may be granted to any one or more Holders without respect to such minimum vesting provisions.

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ARTICLE 11.
ADMINISTRATION

11.1 Administrator. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and, unless otherwise determined by the Board, shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as both a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded; provided, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.l or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and (b) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided, that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 12.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.4 Authority of Administrator. Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

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11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

11.6 Delegation of Authority. To the extent permitted by applicable law or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under applicable securities laws or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board and the Committee.

ARTICLE 12.
MISCELLANEOUS PROVISIONS

12.1 Term; Amendment, Suspension or Termination of the Plan.

(a) The Plan shall become effective as of the Effective Date.

(b) Except as otherwise provided in this Section 12.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s stockholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section 12.2, (i) increase the limits imposed in Section 3.1 on the maximum number of shares which may be issued under the Plan, or (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying Shares. Except as provided in Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, consummation of a merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Common Stock or other securities of the Company or the share price of the Common Stock or other securities of the Company other than an Equity Restructuring, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (i) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted); (ii) the number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Affiliate of the Company, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award

82       Kimco Realty Corporation 2020 PROXY STATEMENT

may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock or Deferred Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 12.2(c) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(d) In the event an Award is assumed or an equivalent Award substituted in connection with a Change in Control, and a Holder has a Termination of Service by the Company without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in a written agreement relating to such Award between the Company and the Holder) upon or within twelve (12) months following the Change in Control, then such Holder shall be fully vested in such assumed or substituted Award.

(e) In the event that the successor corporation in a Change in Control refuses to assume or substitute for the Award, the Administrator shall cause any or all of such Awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Awards to lapse, provided that, to the extent that the vesting of any such Award is subject to the satisfaction of specified performance goals, such Award shall vest at either (as the Administrator may determine) (i) the target level of performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of the Change in Control, or (ii) the actual performance level as of the date of the Change in Control (as determined by the Administrator) with respect to all open performance period. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.

(f) For purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each share of Common Stock subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator may, in its sole discretion, include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) No adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan or an Award to violate Section 422(b)(1) of the Code or other applicable law. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

Kimco Realty Corporation 2020 PROXY STATEMENT       83

(i) The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company in its sole discretion may refuse to permit the exercise of any Award during a period of thirty (30) days prior to the consummation of any such transaction.

12.3 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company’s stockholders within twelve (12) months after the date this Plan is approved by the Board.

12.4 No Stockholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a stockholder with respect to shares of Common Stock covered by any Award until the Holder becomes the record owner of such shares of Common Stock.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Affiliate. Nothing in the Plan shall be construed to limit the right of the Company or any Affiliate to (a) establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Affiliate or (b) grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state, federal and foreign securities law and margin requirements), the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Maryland without regard to conflicts of laws thereof.

12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

84       Kimco Realty Corporation 2020 PROXY STATEMENT

12.11 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

12.12 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Affiliate.

12.13 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided, that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.14 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.15 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

12.16 Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit the Holder actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any shares of Common Stock underlying the Award) will be subject to any Company claw-back policy, including any claw-back policy adopted to comply with applicable laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

Kimco Realty Corporation 2020 PROXY STATEMENT       85

KIMCO™ REALTY

more than shopping
EVERYDAY LIVING™

500 North Broadway | Suite 201, Jericho, NY 11753 • Tel: 516-869-9000 • kimcorealty.com • blog.kimcorealty.com

KIMCO REALTY CORPORATION
500 NORTH BROADWAY, SUITE 201
JERICHO, NY 11753

AUTHORIZE YOUR PROXY BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2020 for shares held directly and 11:59 P.M. Eastern Time on April 23, 2020 for shares held in a plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/KIM2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

AUTHORIZE YOUR PROXY BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2020 for shares held directly and 11:59 P.M. Eastern Time on April 23, 2020 for shares held in a plan. Have your proxy card in hand when you call and then follow the instructions.

AUTHORIZE YOUR PROXY BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	D00090-P35009	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

KIMCO REALTY CORPORATION

The Board of Directors recommends you vote FOR the election of all of the following nominees:
1	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES:		For	Against	Abstain

		1a.	Milton Cooper	☐	☐	☐

		1b.	Philip E. Coviello	☐	☐	☐

		1c.	Conor C. Flynn	☐	☐	☐

		1d.	Frank Lourenso	☐	☐	☐
		For	Against	Abstain

1e.	Colombe M. Nicholas	☐	☐	☐

1f.	Mary Hogan Preusse	☐	☐	☐

1g.	Valerie Richardson	☐	☐	☐

1h.	Richard B. Saltzman	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:			For	Against	Abstain

2	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

3	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2020 (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

4	-	THE BOARD OF DIRECTORS RECOMMENDS: A VOTE FOR THE APPROVAL OF THE ADOPTION OF THE 2020 EQUITY PARTICIPATION PLAN (AS MORE PARTICULARLY DESCRIBED IN THE PROXY STATEMENT).	☐	☐	☐

5	-	TO VOTE AND OTHERWISE REPRESENT THE UNDERSIGNED ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT(S) OR ADJOURNMENT(S) THEREOF IN THE DISCRETION OF THE PROXY HOLDER.

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give full title as such. Joint owners should each sign personally. All holders must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
D00091-P35009

KIMCO REALTY CORPORATION
PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
Kimco Realty Corporation

The undersigned stockholder of Kimco Realty Corporation, a Maryland corporation (the "Company"), hereby appoints Milton Cooper and Bruce Rubenstein, or either of them, as Proxies for the undersigned, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned with all powers possessed by the undersigned if personally present at the meeting, and cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the close of business on March 4, 2020, at the Annual Meeting of Stockholders to be held on April 28, 2020, at 10:00 a.m., local time, or any postponement(s) or adjournment(s) thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference into this Proxy, and revokes any Proxy heretofore given with respect to such meeting.

The undersigned also provides directions to T. Rowe Price Trust Company, Trustee, to vote shares of common stock of the Company, allocated to accounts of the undersigned under The Kimco Realty Corporation 401(k) Plan and that are entitled to be voted at the aforesaid Annual Meeting or any postponement(s) or adjournment(s) thereof, as specified on the reverse side of this proxy card.

The Board of Directors of the Company recommends that stockholders vote FOR the election of each of the Board of Director nominees named in the Proxy Statement, FOR the advisory resolution to approve the Company's executive compensation, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020 and FOR the approval of the adoption of the 2020 Equity Participation Plan.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If properly executed, but no direction is made, this Proxy will be voted FOR each nominee and FOR proposals 2, 3, and 4. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any postponement(s) or adjournment(s) thereof.

Continued and to be signed on reverse side